UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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VERINT SYSTEMS INC.
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175 Broadhollow Road
Melville, New York 11747

Letter from our Chairman
May 8, 2020
Dear Verint Stockholder:

Verint was founded on a vision of Actionable Intelligence - helping organizations to capture data, analyze it, and turn it into actionable insights. Powered by this vision, we have enjoyed many years of growth and today more than 10,000 customers, including over 85% of the Fortune 100, as well as leading government agencies around the world, rely on Verint as a trusted partner.

Today, we face unprecedented business challenges as a result of the COVID-19 pandemic. In response to these challenges, we quickly adjusted our operations to work from home and we believe our business continuity plan is working well. I am proud of the dedication of the Verint team and the work we are doing to help our customers meet their business continuity needs and to help keep the world safe during this difficult time.

With respect to the year ended January 31, 2020 (“FYE 20”), we made significant progress on our three strategic objectives and were pleased to report on our March earnings call strong execution on our Customer Engagement Cloud First strategy, on our Cyber Intelligence Software Model strategy, and on our plan to separate our two businesses. In connection with our separation plan, in December we entered into a two tranche investment agreement with funds advised by Apax Partners and were pleased to announce the closing of the first $200 million tranche earlier this week.

In Customer Engagement, in FYE 20, the market continued its shift to the cloud, with a notable acceleration in large enterprises. We were pleased to report that all key cloud metrics were up significantly in FYE 20, with cloud revenue up about 45%, new SaaS ACV up more than 70%, and the percentage of software revenue that is recurring up approximately 400 basis points to around 75%.

In Cyber Intelligence, advanced data mining software continues to play a critical role in accelerating security investigations and generating actionable insights to fight crime and terror. In FYE 20, we won many large contracts with an increased software mix, driving a 13% year-over-year increase in gross profit on an estimated fully allocated basis. Our software model transition provides our customers faster innovation and software refresh cycles to address security threats that are rapidly becoming more complex with increased data types and volume.

I would like to take this opportunity to invite you to attend our 2020 Annual Meeting of Stockholders, which will be a virtual meeting held over the Internet on Thursday, June 18, 2020, at 11:00 A.M. Eastern Time. We have decided to hold the meeting in virtual-only format this year due to public health concerns related to COVID-19 and to help protect the health and safety of our stockholders, directors, and employees. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Whether or not you plan to attend the virtual meeting, we encourage you to read the proxy materials and to vote. You can find additional information about our business performance for the year in our Annual Report on Form 10-K, which accompanies this proxy statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Verint.

Sincerely,

Dan Bodner
Chairman and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

We would like to take this opportunity to invite you to attend our 2020 Annual Meeting of Stockholders.

Date and Time	Attendance
June 18, 2020 11:00 a.m. Eastern Time	Meeting live via the Internet by visiting www.virtualshareholdermeeting.com/VRNT2020

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal	Board Recommendation
Elect ten directors to serve until the 2021 Annual Meeting of Stockholders	FOR THE BOARD’S NOMINEES
Advisory vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year	FOR
Advisory vote to approve the compensation of our named executive officers (say-on-pay)	FOR
Other matters that are properly brought before the meeting may also be considered.

Only stockholders at the close of business on April 27, 2020 are entitled to vote.

You will be able to attend the virtual 2020 Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VRNT2020 and entering your 16-digit control number included in the notice containing instructions on how to access the 2020 Annual Meeting materials, your proxy card, or the voting instructions that accompanied your proxy materials.

We encourage you to vote your shares before the meeting, even if you plan to attend the virtual meeting.

You can find additional information about our business performance for the year ended January 31, 2020 in our Annual Report on Form 10-K, which accompanies this proxy statement.

This Notice of 2020 Annual Meeting of Stockholders and the attached proxy statement are first being sent to stockholders of record as of April 27, 2020 on or about May 8, 2020.

By Order of the Board of Directors,

Jonathan Kohl
Senior Vice President, General Counsel and Corporate Secretary
May 8, 2020

Instructions on How to Vote

If you are a registered holder (you hold shares directly with our transfer agent)	If you are a beneficial holder (you hold shares through a bank, broker, or other nominee)
You can vote online, by phone, or by signing, dating and returning the attached proxy card
You should use the voting instructions and materials provided to you by your bank, broker, or other nominee (which may also include instructions for voting online, by phone, or by completing and mailing a voting instruction card)

If you wish to attend the virtual meeting, you will also be able to vote your shares electronically during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VRNT2020 and entering your 16-digit control number included in the notice containing instructions on how to access the 2020 Annual Meeting materials, your proxy card, or the voting instructions that accompanied your proxy materials.

Important Notice of the Internet Availability of Proxy Materials
The Proxy Statement and our Annual Report for the year ended January 31, 2020 are available to stockholders at www.proxyvote.com.

i

PROXY STATEMENT

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The enclosed proxy is solicited on behalf of the board of directors (the “Board”) of Verint Systems Inc. (“Verint” or the “Company”) in connection with our Annual Meeting of Stockholders (the “2020 Annual Meeting”) to be held on June 18, 2020, at 11:00 a.m. Eastern Time, or any adjournment or postponement of this meeting.

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The 2020 Annual Meeting will be an audio virtual meeting held over the Internet. You will be able to attend the 2020 Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VRNT2020 and entering your 16-digit control number included in the Notice of Internet Availability of Proxy Materials (the “Notice”), your proxy card, or the voting instructions that accompanied your proxy materials.

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Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide electronic access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis.

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We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice and make available via the Internet this proxy statement, the accompanying proxy card and our previously filed Annual Report on Form 10-K for the year ended January 31, 2020 to each stockholder entitled to vote at our 2020 Annual Meeting on or about May 8, 2020.

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING
Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the 2020 Annual Meeting.
Q: Why am I receiving these materials?
A: The Board is providing these proxy materials to you in connection with its solicitation of your proxy to vote at the 2020 Annual Meeting because you were a holder of Verint Systems Inc. common stock as of the close of business on April 27, 2020 (the “Record Date”) and are entitled to vote at the 2020 Annual Meeting. As of the Record Date, there were 64,525,660 shares of our common stock outstanding. This proxy statement summarizes the information you should consider in determining how to vote on the proposals expected to be presented at the 2020 Annual Meeting.
Q: Who is soliciting my vote?
A: In this proxy statement, the Board is soliciting your vote for matters being submitted for stockholder approval at the 2020 Annual Meeting. Giving us your proxy means that you authorize the proxy holders identified on the proxy card or in the proxy materials to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. You also may abstain from voting. If you sign and return a proxy card but do not mark how your shares are to be voted, the individuals named as proxies will vote your shares, if permitted, in accordance with the Board’s recommendations.
Q: How many shares must be present to hold the 2020 Annual Meeting?
A: Holders of a majority of the issued and outstanding shares of our common stock as of the Record Date must be represented in person or by proxy at the 2020 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes, and broker non-votes also will be counted in determining whether a quorum exists.
Q: What are the proposals and the voting recommendations of the Board?
A: The proposals to be considered, and the recommendation of the Board on each, are as follows:

•	FOR each of our director nominees (Proposal No. 1);

•	FOR ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accounting firm for the year ending January 31, 2021 (Proposal No. 2); and

•	FOR approval, on a non-binding, advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement (Proposal No. 3).
Q: How will voting on any business not described in the proxy statement be conducted?
A: We are not currently aware of any other business to be acted upon at the 2020 Annual Meeting. If any other matters are properly submitted for consideration at the 2020 Annual Meeting, including any proposal to adjourn the 2020 Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the 2020 Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the 2020 Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the 2020 Annual Meeting.
Q: What vote is required to approve each proposal?
A: So long as there is a quorum, the voting requirement for each of the proposals is as follows:

•
Proposal No. 1 - Election of Directors - In order for a nominee to be elected, such nominee must receive a plurality of votes of the shares present in person or represented by proxy at the 2020 Annual Meeting and entitled to vote on the election of directors. That means the ten nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withheld votes will not affect whether a particular nominee has received sufficient votes to be elected. Under our director resignation policy, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the Board. Our director resignation policy is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html.

•
Proposal No. 2 - Ratification of independent registered public accountants - The proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2021 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is considered a routine matter on which banks, brokers, or other nominees may vote without instructions from the stockholder. As such, broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

•
Proposal No. 3 - Approval of the compensation of the named executive officers - The advisory vote to approve the compensation of the named executive officers as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.

Q: How many votes do I have?
A: Each share of common stock that you owned at the close of business on the Record Date is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record”; and

•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name”.
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A: Most of our stockholders hold their shares through a broker, bank, or other nominee (beneficial ownership) rather than directly in their own name (record ownership). As summarized below, there are some distinctions between shares held of record and those owned beneficially.

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Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record, and the Notice is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote online at the 2020 Annual Meeting.

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Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, or other nominee, you are considered the beneficial owner of shares held in street name by such third party, and the Notice is being forwarded to you by your broker, bank, or their nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares. As a beneficial owner, you also have the right to vote your shares online at the 2020 Annual Meeting. You may vote shares beneficially held by you as set out in the voting instruction card you receive from your broker, bank, or other nominee. WE STRONGLY ENCOURAGE YOU TO PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE SO THAT YOUR VOTE WILL BE COUNTED.

Q: Why is the 2020 Annual Meeting being held in virtual-only format?
A: We have decided to hold the 2020 Annual Meeting in virtual-only format this year due to public health concerns related to the COVID-19 pandemic and to help protect the health and safety of our stockholders, directors, and employees. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Even if you plan to attend the virtual 2020 Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the virtual 2020 Annual Meeting.
Q: How do I vote my shares if I do not plan to participate in the virtual 2020 Annual Meeting?
A: Whether you are a stockholder of record or hold your shares in street name, you may direct your vote without participating in the virtual 2020 Annual Meeting.

If you are a stockholder of record, you may vote your shares over the Internet or by telephone by following the instructions on the Notice. If you requested printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and title or capacity.
If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you requested printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your broker, bank, or other nominee and returning it by mail. If you provide specific directions on how to vote by mail, telephone or over the Internet, your shares will be voted by your broker, bank or other nominee as you have directed.
Q: How do I vote my shares at the virtual 2020 Annual Meeting?
A: Whether you are a stockholder of record or hold your shares in street name, you may vote online at the 2020 Annual Meeting. You will need to enter your 16-digit control number (included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the 2020 Annual Meeting.
Even if you plan to attend the virtual 2020 Annual Meeting, we encourage you to vote in advance of the meeting by telephone, over the Internet, or by returning a proxy card (if you are a record holder) or the voting instruction form provided by your broker (if you are a beneficial holder). This will ensure that your vote will be counted if you later decide not to attend the 2020 Annual Meeting.
Q: How can I ask questions during the virtual 2020 Annual Meeting?
A: Stockholders who wish to submit a question may do so in two ways. If you want to ask a question before the meeting, beginning on May 8, 2020 and until 11:59 p.m. Eastern Time on June 17, 2020, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Questions for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/VRNT2020, type your question into the “Ask a Question” field, and click “Submit”.
We intend to answer questions pertinent to the proposals described above as time allows during the 2020 Annual Meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. The 2020 Annual Meeting is not to be used as a forum to present personal matters, or general economic, political or other views that are not directly related to the business of Verint and the matters properly before the 2020 Annual Meeting, and therefore questions on such matters will not be answered. Guidelines for submitting written questions during the 2020 Annual Meeting will be available in the rules of conduct for the 2020 Annual Meeting.
Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of printed paper proxy materials?
A: Pursuant to the “notice and access” rules adopted by the SEC, we are permitted to furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended January 31, 2020, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.
Q: Why did I receive printed paper proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?
A: We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing printed proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions for voting using the Internet that are provided with your proxy materials and on your proxy card or voting instruction card and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can go to https://enroll.icsdelivery.com/vrnt and enroll for Internet delivery of annual meeting and proxy voting materials.
Q: What does it mean if I receive more than one Notice, or voting instruction card?
A: It generally means that some of your shares are registered differently or are in more than one account. Please be sure to provide voting instructions for all Notices, proxy and voting instruction cards you receive to ensure that all your shares are voted.
Q: Can I vote my shares by filling out and returning the Notice?
A: No. The Notice identifies the items to be voted on at the 2020 Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet and how to request paper copies of the proxy materials. It is not the same as a proxy card from us or a voting instruction card from your broker, bank, or other nominee.
Q: Can I change my vote or revoke my proxy?
A: Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2020 Annual Meeting by:

•	notifying our Corporate Secretary in writing before the 2020 Annual Meeting that you have revoked your proxy;

•	signing and delivering a later dated proxy to our Corporate Secretary;

•	voting by using the Internet or the telephone (your last Internet or telephone proxy is the one that is counted); or

•	attending and voting online at the virtual 2020 Annual Meeting.
Any such written notice or later dated proxy must be received by our Corporate Secretary at our principal executive offices before 11:59 p.m. Eastern Time on June 17, 2020, if you are notifying us in writing. Your attendance at the 2020 Annual Meeting will not, by itself, revoke your proxy unless you enter your 16-digit control number and vote again electronically at the 2020 Annual Meeting.
If you are a beneficial owner, you may submit new voting instructions by contacting your bank, broker, or other nominee or by attending and voting online at the virtual 2020 Annual Meeting.
Q: What will happen if I do not instruct my bank, broker, or other nominee how to vote and do not attend the virtual meeting and vote myself?
A: If you are a beneficial owner and you do not instruct your bank, broker, or other nominee how to vote, your bank, broker, or other nominee may vote your shares at its discretion on routine matters but not on non-routine matters. The ratification of the independent registered public accounting firm (Proposal No. 2) is the only routine matter being presented at the 2020 Annual Meeting. Thus, if you do not otherwise instruct your bank, broker, or other nominee, they may vote your shares “FOR” Proposal No. 2.
Conversely, all of the other proposals (Proposals 1 and 3) being presented at the 2020 Annual Meeting are non-routine matters, and banks, brokers, and other nominees cannot vote on these matters without instructions from the beneficial owner. Without your voting instructions on these matters, a “broker non-vote” will occur. Shares held by banks, brokers, or other nominees that do not have discretionary authority to vote uninstructed shares on non-routine matters are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular matter, but will be counted in determining whether a quorum is present at the 2020 Annual Meeting. See “—Q: How are votes counted?” below for more information.
Q: Who are the proxies and what do they do?
A: The persons named as proxies in the proxy materials, Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, were designated by the Board to vote the shares of holders who are not able or not eligible to vote their shares in person at the 2020 annual meeting, based on valid proxies received by us.

Q: How are votes counted?
A: The shares represented by all valid proxies received will be voted in the manner specified on the proxies. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the Board. If you are a beneficial holder, your bank, broker, or other nominee must vote for you unless you attend the virtual meeting and vote there, and as noted above, if you do not provide specific voting instructions to them, your bank, broker, or other nominee may not be able to vote on your behalf. As a result, you are urged to specify your voting instructions by marking the appropriate boxes on the enclosed proxy card or on your voting instruction card, as applicable, even if you plan to attend the virtual meeting in the event you are unable to attend.
Q: Will the 2020 Annual Meeting be webcast?
A: Yes. The 2020 Annual Meeting will be a completely virtual audio meeting and will be webcast live at www.virtualshareholdermeeting.com/VRNT2020. All stockholders may attend and listen live to the webcast of the 2020 Annual Meeting.
Q: Where can I find the voting results of the meeting?
A: The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a current report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.
Q: Who is paying the costs of soliciting these proxies?
A: The expense of this solicitation, including the cost of preparing, assembling and mailing the various proxy materials, will be borne by us. In addition to the solicitation of proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy cards and proxy materials to their principals, and we may reimburse them for their expenses in forwarding these materials.
Q: How can I review the list of registered stockholders?
A: A list of registered holders entitled to vote at our 2020 Annual Meeting will be available for inspection during our 2020 Annual Meeting at www.virtualshareholdermeeting.com/VRNT2020, using the 16-digit control number as described above, for a purpose germane to the 2020 Annual Meeting.
Q: What if I have technical difficulties or trouble accessing the annual meeting webcast?
A: If you encounter difficulties joining the 2020 Annual Meeting webcast during check-in at the meeting time, please call the technical support number posted on the 2020 Annual Meeting webcast login page.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” within the meaning of the Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, Verint’s future costs of solicitation, record or meeting dates, compensation arrangements, plans or amendments (including those related to profit sharing and stock-based compensation), company policies, corporate governance practices, documents or amendments (including charter or bylaw amendments, stockholder rights plans or similar arrangements) as well as capital and corporate structure (including major stockholders, board structure and board composition), are forward-looking statements. Forward-looking statements generally can be identified by words such as “expect,” “will,” “change,” “intend,” “target,” “future,” “potential,” “estimate,” “anticipate,” “to be,” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect Verint’s operations and may cause Verint’s actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and other filings we make with the SEC. The Company does not intend, and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise. Each forward-looking statement contained in this Proxy Statement is specifically qualified in its entirety by the aforementioned factors. You are hereby advised to carefully read this Proxy Statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
All of our directors are elected at each annual meeting to serve until their successors are duly elected and qualified or their earlier death, resignation, or removal. The Board has nominated the persons named below, each of whom is presently serving on our Board, for election as directors. As of the date of this proxy statement, the Board consists of ten directors and no vacancies. Proxies cannot be voted for a greater number of persons than the number of nominees (ten nominees) named below.
Each of the nominees was recommended for reelection by the corporate governance & nominating committee and has been approved by the Board. Each of the nominees has consented to his or her name being submitted by the Company as a nominee for election as a member of the Board in its proxy statement and other solicitation materials to be filed with the SEC and distributed to the Company’s stockholders and in other materials in connection with the solicitation of proxies by the Company and its directors, officers, employees, and other representatives from stockholders to be voted at the 2020 Annual Meeting. Each of the nominees has further consented to serve for the new term if elected. If any nominee becomes unavailable to serve for any reason before the election, which is not anticipated, your proxy authorizes us to vote for another person nominated by the Board. The election of directors will be made by a plurality of votes cast at the 2020 Annual Meeting. That means the ten nominees receiving the highest number of votes will be elected. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Because directors need only be elected by a plurality of the vote, abstentions, broker non-votes, and withhold votes will not affect whether a particular nominee has received sufficient votes to be elected. Under our director resignation policy, any nominee for director who, in an uncontested election, fails to receive more votes “for” his or her election than “withheld” must promptly tender his or her resignation for consideration by the corporate governance & nominating committee and subsequently by the Board. Our director resignation policy is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html.
As described in detail below, our nominees have considerable professional and business experience, including service on other public company boards and/or as public company executives in the software and/or security industries as well as experience in subject areas such as corporate governance, finance and accounting, information technology, and executive compensation, among others. The recommendation of our Board is based on its carefully considered judgment that the experience, record, and qualifications of our nominees make them well qualified to serve on our Board. The Board believes that each of the nominees listed brings strong skills and extensive experience to the Board complementing one another and giving the Board as a group the right combination of skills, including, among others, in sales and marketing, mergers and acquisitions, spin-offs, business and cloud transformations, cyber security, public company accounting and operations, technology leadership, and customer preferences and perspectives, to exercise its oversight responsibilities, drive the Company’s strategy, and create stockholder value.

As discussed in further detail under the “Stockholder Engagement” section of the Compensation Discussion and Analysis below, under the supervision of our Board and our compensation committee, in FYE 20, we continued the successful stockholder engagement program that we initiated in prior years, proactively engaging with our stockholders on strategy, compensation, and governance related topics. We value the feedback we receive from stockholders through this process. We also continued to refresh the composition of our Board of Directors, with four new directors in the last four years, plus the recent addition of Jason Wright of Apax Partners discussed below. We believe that these actions demonstrate our Board’s desire to maintain an open line of communication with our stockholders and to be responsive to stockholder feedback.

DIRECTOR NOMINEES RECOMMENDED BY THE BOARD

Name	Age	Director Since	Position(s)
Dan Bodner	61	1994	Chairman of the Board and Chief Executive Officer
John Egan	62	2012	Lead Independent Director
Stephen Gold	61	2018	Director
Penelope Herscher	59	2017	Director
William Kurtz	63	2016	Director
Andrew Miller	59	2019	Director
Richard Nottenburg	66	2013	Director
Howard Safir	78	2002	Director
Earl Shanks	63	2012	Director
Jason Wright	48	2020	Director

Dan Bodner serves as our Chief Executive Officer and Chairman of the Board. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since the founding of the Company in 1994 and assumed the role of Chairman of the Board in August 2017. Under his leadership and his vision of Actionable Intelligence software, we experienced rapid growth and, in 2002, with over $100 million of revenue, we completed a successful IPO. Following the IPO, we continued to expand our portfolio of Actionable Intelligence solutions for the enterprise and security markets, achieving significant scale and global presence with over $1 billion of revenue. The Board has concluded that Mr. Bodner’s position as our Chief Executive Officer, his intimate knowledge of our operations, assets, customers, growth strategies, and competitors, his knowledge of the technology, software, and security industries, and his extensive management experience give him the qualifications and skills to serve as a director and our chairman.

John Egan has served as a director since August 2012, and as Lead Independent Director since August 2017. Mr. Egan is a founding managing partner of Egan-Managed Capital and has served as a managing partner of Carruth Associates, a financial services firm, since 1998. From 1986 to 1997, Mr. Egan held various executive roles at EMC Corporation, including serving as executive vice president of operations, executive vice president of products and offerings, and executive vice president of sales and marketing. Mr. Egan has served as a director of NetScout since 2001, where he is currently lead director, a member of the audit committee, a member of the finance committee and a member of the compensation committee, and Progress Software Corporation since 2011, where he is currently the non-executive chairman of the board and a member of the nominating and governance committee. Previously, he was a director of EMC Corporation and VMWare, prior to EMC being acquired by Dell in 2016. The Board has concluded that Mr. Egan’s financial and business expertise, including a diversified background of managing and serving as a director of several public technology companies and expertise in mergers and acquisitions, gives him the qualifications and skills to serve as a director.

Stephen Gold has served as a director since August 2018. Mr. Gold has served as Chief Technology Officer and Digital Operations Officer for Hudson’s Bay Company since May 2018 and previously served as Chief Information Officer of CVS Health Corporation from July 2012 to December 2017. In addition to his extensive management experience, Mr. Gold has served since September 2017 as a director and member of the Governance and the Technology and Operations Committees of World Fuel Service Corporation. The Board has concluded that Mr. Gold’s management experience, including serving as Chief Information Officer for both public and private companies and his experience with data analytics and the cloud, gives him the qualification and skills to serve as director.

Penelope Herscher has served as a director since April 2017. She has over 15 years of experience as a high-tech CEO and over 10 years serving on public company boards. She currently sits on the board of Lumentum Operations LLC, where she is chair of the board and chair of the governance committee, PROS Holdings, Inc., a cloud software provider, and Faurecia, an automotive supplier of cockpits and technology. Previously she served as a director of Rambus Inc., where she was the chair of the compensation committee from July 2006 to July 2017.
From 2015 until 2017, Ms. Herscher served as the executive chair at FirstRain, Inc., a privately held company in the unstructured data analytics space, where she was President & CEO until 2015. Prior to FirstRain, Ms. Herscher held senior executive positions at a number of software and technology companies, including Cadence Design Systems, Inc. and Simplex Solutions, Inc. The Board has concluded that Ms. Herscher’s financial and business expertise, including her diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give her the qualifications and skills to serve as a director.

William Kurtz has served as a director since September 2016.  Until his semi-retirement in January 2019, Mr. Kurtz served as Executive Vice President and Chief Commercial Officer of Bloom Energy Corporation (“Bloom”) where he held such position beginning in 2015, and served prior to that, as the company’s CFO and CCO beginning in 2008.  Mr. Kurtz currently serves as the Chief Financial and Commercial Officer of Ripcord, Inc. and as a strategic advisor to Bloom Energy, and sits on the board of directors of Mohawk Group where he serves as chairman of the nominating and governance committee. Prior to 2008, he held CFO or other senior finance roles for Novellus Systems (now Lam Research), Engenio Information Technologies, 3PARdata (now part of Hewlett Packard Enterprise), Scient Corporation, and AT&T Corporation.  Mr. Kurtz previously served as the chairman of the audit committees of Violin Memory, of PMC-Sierra (now part of Microsemi Corporation), and of Redback Networks (now part of Ericsson). The Board has concluded that Mr. Kurtz’s financial and business expertise, including his prior service as the chief financial officer of public companies and his service on the audit committees of several companies, give him the qualifications and skills to serve as a director.

Andrew Miller has served as a director since December 2019. Until his retirement in May 2019 Mr. Miller served as Executive Vice President and Chief Financial Officer of PTC Inc., a global subscription software and cloud leader in the CAD Product Lifecycle Management, and Industrial Internet of Things Software markets, where he held such position since February 2015, From January 2012 to February 2015 Mr. Miller was the Executive Vice President and Chief Financial Officer at Cepheid, Inc., a high growth, public medical technology company, having served as Senior Vice President and Chief Financial Officer beginning in April 2008. Prior to 2008 he held senior executive positions at a number of other software and technology companies, including Autodesk, Inc., MarketFirst Software, Inc., and Cadence Design Systems, Inc. Mr. Miller served on the board of United Online, Inc. and its audit committee chair from July 2014 until July 2016. He currently sits on the board of iRobot Corporation, a leading global consumer robot company. The Board has concluded that Mr. Miller’s experience in leading software and technology companies and guiding transition from a perpetual license business model to subscription business model give him the qualifications and skills to serve as a director.

Richard Nottenburg has served as a director since February 2013, having previously served as a director from July 2011 to November 2011.  Dr. Nottenburg is currently an Executive Partner at OceanSoundPartners LP, a private equity firm, and an investor in various early stage technology companies. Previously, Dr. Nottenburg served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. Dr. Nottenburg is currently a member of the board of directors of Sequans Communications S.A., where he serves as a member of the compensation committee and the audit committee. He previously, served on the boards of directors of PMC-Sierra Inc., Aeroflex Holding Corp., Anaren, Inc., Comverse Technology, Inc. and Violin Memory, Inc. The Board has concluded that Dr. Nottenburg’s financial and business expertise, including his diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.

Howard Safir has served as a director since 2002. Since 2010, Mr. Safir has served as Chairman and Chief Executive Officer of VRI Technologies LLC, a security consulting and law enforcement integrator. Previously, Mr. Safir served as the Chairman and Chief Executive Officer of SafirRosetti, a provider of security and investigation services and a wholly owned subsidiary of Global Options Group Inc., as well as the Vice Chairman of Global Options Group Inc. and the Chief Executive Officer of Bode Technology, another wholly owned subsidiary of Global Options Group Inc. Mr. Safir currently serves as a director of Citius, a developer of pharmaceutical products, and LexisNexis Special Services, Inc., a leading provider of information and technology solutions to governments, and previously served as a director of Implant Sciences Corporation. During his career, Mr. Safir served as the 39th Police Commissioner of the City of New York, as Associate Director for Operations, U.S. Marshals Service, and as Assistant Director of the Drug Enforcement Administration. Mr. Safir was awarded the Ellis Island Medal of Honor among other citations and awards. The Board has concluded that Mr. Safir’s extensive law enforcement background and his financial and business expertise, including a diversified background of managing and serving as a director of public technology and security-based companies and serving as a chief executive officer, give him the qualifications and skills to serve as a director.

Earl Shanks has served as a director since July 2012.  Since March 2017, Mr. Shanks has served as a director of Gaming & Leisure Properties, Inc. Mr. Shanks served as the Chief Financial Officer of Essendant Inc., a leading supplier of workplace essentials, from November 2015 until May 2017. Previously, Mr. Shanks served as the Chief Financial Officer at Convergys Corporation, a global leader in relationship management solutions and a major provider of outsourced business services, and held various financial leadership roles with NCR Corporation, ultimately serving as the Chief Financial Officer.  The Board has concluded that Mr. Shanks’ financial and business expertise, including his deep financial expertise serving as a chief financial officer of a public company, give him the qualifications and skills to serve as a director.

Jason Wright is a Partner in the Tech & Telecom Group at Apax Partners LLC, where he focuses primarily on investments in enterprise software and technology-enabled services. He is currently a director on the boards of RealPage, Paycor, Duck Creek, Eci Software Solutions, and TIVIT. Prior to joining Apax in 2000, Mr. Wright served in a variety of roles at GE Capital, a subsidiary of General Electric Corporation, including the evaluation and execution of investment opportunities for the Technology Ventures Group. Previously, Mr. Wright was a consultant at Andersen Consulting, now Accenture plc. The Board nominated Mr. Wright pursuant to the terms of the Investment Agreement discussed under “Certain Relationships and Related Person Transactions” below.

For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
Your vote is important regardless of the number of shares you own. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed Deloitte & Touche LLP to act as Verint’s independent registered public accountants for the year ending January 31, 2021. The audit committee has directed that such appointment be submitted to our stockholders for ratification at the 2020 Annual Meeting. Deloitte & Touche LLP was Verint’s independent registered public accountants for the year ended January 31, 2020.
Stockholder ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants is not required. The audit committee, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance. If the stockholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Deloitte & Touche LLP or to appoint another firm. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different accounting firm at any time during the year ending January 31, 2021, if the audit committee determines that such a change would be in our best interests and in the best interests of our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the 2020 Annual Meeting and will have an opportunity to make a statement, if they so desire. They will also be available to respond to appropriate questions.
The proposal for the ratification of the appointment of Deloitte & Touche LLP as Verint’s independent registered public accountants for the year ending January 31, 2021 requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against the proposal.
For stockholders of record, if no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS
Our stockholders are being asked to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in this proxy statement. The Board has adopted a policy of providing for annual advisory votes from stockholders on executive compensation. As a result, the next say-on-pay vote (after the 2020 Annual Meeting) will be at the 2021 annual meeting of stockholders.

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This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to the named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers.

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The compensation committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions, although this say-on-pay vote is an advisory vote only and is not binding on Verint, the compensation committee, or the Board.

Stockholder Engagement Program
In addition to conducting annual say-on-pay votes, we regularly engage with our stockholders to solicit their feedback on executive compensation and corporate governance matters. Over the past few years, we have significantly enhanced our stockholder engagement program, reaching out to a large number and percentage in interest of our stockholders, with the direct participation of our compensation committee chairman, each fall.
We believe that this enhanced stockholder engagement has been well-received by our investors based on feedback we have received from stockholders as well as based on their approval of our say-on-pay proposal at approximately 93% at our last annual meeting.
A majority of the investors we reached out to as part of this process in the fall, told us that they were satisfied with our executive compensation program, did not have concerns they wished to share with us, and declined our invitation to speak with us in further detail. None of the stockholders we spoke to or communicated with indicated that they had significant issues with our executive compensation program and none suggested reducing the compensation of our CEO or any of our other officers.
We value all stockholder feedback we receive, and the compensation committee discusses and considers all such feedback even where only suggested by a single investor. In response to the feedback we have received from our stockholders over the last several years, we have made a number of key modifications to our executive compensation program in recent years, and have refreshed the composition of our Board with four new directors in the last four years, plus the recent addition of Jason Wright. We also discussed and evaluated stockholder feedback received in preparation for the FYE 21 (fiscal year ending January 31, 2021) compensation season.
Key changes made to our executive compensation program in recent years based on feedback received from our stockholder engagement program and the compensation committee’s annual evaluation process include:

•	Increasing the proportion of our CEO’s annual equity awards that are performance-based from 50% to 60%.

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Capping the maximum payout for the relative total stockholder return (TSR) component of our officer performance equity awards at 100% if absolute TSR over the performance period is negative (even if relative TSR is strong).

•	Eliminating the management by objective (MBO) component of our officer annual bonus plans to remove the more subjective elements of the program and make them 100% based on objective financial goals.

We believe that these actions demonstrate our Board’s desire to maintain an open line of communication with our stockholders and to be responsive to stockholder feedback. Please see “Stockholder Engagement” in the Compensation Discussion and Analysis below for more information on our stockholder engagement program.

FYE 20 Performance and Pay
We were pleased with our FYE 20 results, which we believe represent good growth during a period in which we are accelerating our Customer Engagement cloud transition and in which we are progressing ahead of schedule in our Cyber Intelligence software model transition. On our last earnings call in March, we were also pleased to report good progress on our plan to separate our two businesses via a spin-off of our Cyber Intelligence business (the “Spin-Off”).

We believe that our FYE 20 executive compensation program demonstrates good pay-for-performance alignment, with short-term and long-term programs paying out in line with performance.

With regard to the recent impact of COVID-19, we continue to be highly engaged with our global base of customers, helping them to navigate the challenges caused by the pandemic, our employees around the world remain engaged, and we believe that our business continuity plan continues to work well. The compensation actions and decisions covered by this report generally relate to our FYE 20 year, which was completed before the full extent of the COVID-19 pandemic became apparent. With respect to the fiscal year ending January 31, 2021 (“FYE 21”), the compensation committee has determined to defer officer compensation actions, including establishing new compensation packages and goals, until visibility improves and will consider the business and financial impact of the pandemic in making those decisions and in evaluating FYE 21 performance.

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the Company may experience variability in year-over-year performance. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market at all times to attract and retain the talent needed to grow the Company over the long term.

Please see the Compensation Discussion and Analysis below for more information on our executive compensation program and why we believe you should support it.
The Board strongly endorses our executive compensation program and recommends that stockholders vote “for” the following resolution:
“RESOLVED, that, on an advisory basis, the compensation paid to Verint’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”
The advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement requires approval by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. This is not considered a routine matter and banks, brokers, or other nominees may not vote without instructions from the stockholder. Broker non-votes will not affect whether this proposal is approved, however, abstentions will count as votes against this proposal.
If no voting specification is made on a properly returned or voted proxy card, the person or persons voting your shares pursuant to instructions by proxy card will vote FOR this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2020 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card will be authorized to vote your shares in accordance with the policies of Verint and will use their discretion accordingly. The chairman of the 2020 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the Board if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
All of our employees, including our executive officers, are required to comply with our Code of Conduct. The purpose of this corporate policy is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Conduct is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html. We intend to disclose on our website any amendment to, or waiver from, a provision of our policies as required by law.
Board Leadership Structure
Our Chief Executive Officer, Mr. Bodner has served as Chairman of the Board since August 2017. John Egan has served as our Lead Independent Director since August 2017 and, in addition, serves as the chairman of our corporate governance & nominating committee.

The Board believes that the stockholders’ interests are best served by this leadership structure, with Mr. Bodner setting the strategic vision and agenda for the Company as we pursue our next phase of growth, including our Customer Engagement cloud transition, our Cyber Intelligence software model transition, and our separation plan, and with Mr. Egan, as Lead Independent Director, ensuring that the Board provides effective independent oversight of management.

As our founder and Chief Executive Officer, we believe Mr. Bodner is most familiar with our business and industry, having served as our principal executive for more than 20 years, and is most capable of effectively identifying and communicating our strategic priorities as well as leading the execution of our strategy. Mr. Egan has more than 15 years of public company board experience, including eight years on our Board, and positions as lead director and non-executive chairman on other such boards, and brings a depth of corporate governance experience and expertise to the Lead Independent Director role. Under our corporate governance & nominating committee charter, the Lead Independent Director presides over the meetings of the independent directors, serves as a liaison between the independent directors and the Chairman of the Board, provides input to the Chairman on the schedule and agenda of Board meetings, and has the authority generally held by a lead independent director and as the Board may determine from time to time.

We believe our Chairman / Chief Executive Officer and our Lead Independent Director have a productive and effective working relationship. The Board periodically reviews its structure and processes to assess whether changes in facts and circumstances or the Company’s needs require changes to this structure or these processes.

Board Role in Risk Oversight

The Board and its committees take an active role in overseeing the assessment and management of our risks. The Board believes an effective risk management system will (1) timely identify the material risks that we face, (2) ensure communication of necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committees, (3) facilitate implementation of appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into our decision-making.

The Board and its committees regularly receive information regarding our financial position, capital structure, operations, strategy, compensation, compliance activities, and risk management from senior management. During its review of such information, the Board and its committees discuss, review, and analyze risks associated with each area, as applicable.

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The audit committee oversees management of financial and compliance risks, including with respect to financial reporting and related information systems, credit and liquidity, legal compliance, potential conflicts of interest, and related party transactions.

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The compensation committee discusses, reviews, and analyzes risks associated with our compensation plans and arrangements, including risks related to recruiting, retention, and attrition. See “Compensation Discussion and Analysis” for additional information.

•	The corporate governance & nominating committee oversees risks associated with our overall governance practices and the leadership structure of our Board.

The full Board is regularly informed about the activities of its committees through committee reports and other communications, as well as participation in committee meetings by non-committee member directors from time to time. The Board also oversees risk management and compliance generally, including information security and cyber security, on which it receives reports at least quarterly. Under the oversight of the Board, we have also undertaken a number of enterprise risk assessments over the years and have implemented policies, procedures, and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. For example, we conduct a quarterly survey process which seeks to ensure that material information about our operations, finances, and compliance activities are effectively conveyed to senior management on a timely basis.
Director Independence
As required by the NASDAQ Global Select Market’s (“NASDAQ”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board evaluates the independence of its members at least annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of one of our directors.
After review of all relevant transactions and relationships between each director, any of their family members, Verint, our executive officers, and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our current Board is comprised of independent directors. The Board has determined that all of our directors other than Mr. Bodner are “independent” for purposes of NASDAQ’s governance listing standards (specifically, NASDAQ Listing Rule 5605(a)(2)). Mr. Bodner does not satisfy these “independence” definitions because he is an executive officer. A discussion of the independence qualifications of our Board members under applicable committee standards appears below under “—Committees of the Board of Directors”.
Board Attendance
The Board held twenty-two meetings during the year ended January 31, 2020. During that period, each incumbent director attended over 75% of the meetings of the Board and the committees on which he or she served that were held during his or her tenure as director. As a general matter, all directors are encouraged to attend our Annual Meeting of Stockholders. Our last Annual Meeting of Stockholders was on June 20, 2019. At that meeting, all eight directors then serving on our Board were present, either in person or telephonically. All of our Board members are expected to attend the 2020 Annual Meeting. Our independent directors periodically hold executive sessions outside the presence of management.
Communication with the Board of Directors
Stockholders and other parties interested in communicating directly with our Board, a Board committee, or with an individual director may do so by:

writing to us at:	emailing us at:
Verint Systems Inc. 175 Broadhollow Road Melville, New York 11747 Attention: Corporate Secretary	boardofdirectors@verint.com
Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s); however, typically, we do not forward communications from our stockholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the Board, including junk mail and mass mailings, complaints by customers concerning our products or services, resumes and other forms of job inquiries, opinion surveys and polls, or business solicitations or advertisements.
Concerns relating to accounting or auditing matters or possible violations of our Code of Conduct should be reported pursuant to the procedures outlined in the Code of Conduct, which is available on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html.

Committees of the Board of Directors
As of the date of this proxy statement, the Board consists of ten directors and has three standing committees to assist it in carrying out its obligations: the corporate governance & nominating committee, the audit committee, and the compensation committee.
Each standing committee has adopted a formal charter that describes in detail its purpose, organizational structure, and responsibilities. Copies of the committee charters for our corporate governance & nominating committee, audit committee, and compensation committee can be found on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html. The members of the respective committees satisfy the applicable qualification requirements of the SEC, NASDAQ and the respective charter.
A description of each committee and its membership follows below.
Current Committee Membership
As of the date of this proxy statement, the membership of each of our standing committees is as follows:

Director	Corporate Governance & Nominating Committee	Audit Committee	Compensation Committee
John Egan	X (Chair)		X
Stephen Gold		X
Penelope Herscher	X
William Kurtz	X	X (Chair)
Andrew Miller		X
Richard Nottenburg			X (Chair)
Howard Safir	X	X	X
Earl Shanks		X	X
Jason Wright

Corporate Governance & Nominating Committee
For the year ended January 31, 2020, our corporate governance & nominating committee consisted of Messrs. Egan (Chair), Kurtz (appointed November 26, 2019), and Safir, and Ms. Herscher. The current members of our corporate governance & nominating committee are all independent directors within the meaning of applicable NASDAQ listing standards.
The corporate governance & nominating committee met five times during the year ended January 31, 2020.
The corporate governance & nominating committee’s responsibilities are set forth in its charter and include, among other things:

•	responsibility for establishing our corporate governance guidelines;

•	overseeing the Board’s operations and effectiveness; and

•	identifying, screening, and recommending qualified candidates to serve on the Board.
The corporate governance & nominating committee makes recommendations on director nominees to the Board and will consider director candidate recommendations from a variety of sources, including director candidates suggested by existing directors and by stockholders, if properly submitted in accordance with the applicable procedures set forth in our by-laws. For a description of the process for nominating directors in accordance with our by-laws, please refer to “Stockholder Proposals for the 2021 Annual Meeting” in this proxy statement. Pursuant to our corporate governance guidelines contained within our corporate governance & nominating committee charter, the corporate governance & nominating committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with the highest ethical character and who share the values of Verint. The assessment of director candidates includes an evaluation of an individual’s independence, as well as consideration of diversity, age, high personal and professional ethical standards, sound business judgment, personal and professional accomplishment, background, and skills in the context of the needs of the Board. The Board has adopted a policy (reflected in the corporate governance guidelines contained in the charter of the corporate governance & nominating committee) that the initial list of candidates from which new director nominees are selected as part of any independent search process initiated by the Board include candidates with a diversity of gender, race or ethnicity. In connection with its annual review of its charter, the corporate governance & nominating committee assesses the effectiveness of its selection criteria set forth in our corporate governance guidelines. The composition of the current Board reflects diversity in business and professional experience, skills, gender, and age among our directors.
Audit Committee
We have a separately designated standing audit committee as contemplated by Section 10A of the Exchange Act. For the year ended January 31, 2020, our audit committee consisted of Messrs. Kurtz (Chair), Gold, Miller (appointed on December 2, 2019), Safir, and Shanks.
The audit committee oversees the engagement of our independent registered public accounting firm, reviews our annual financial statements and the scope of annual audits, and considers matters relating to accounting policies and internal controls.
Each member of the audit committee meets the independence criteria prescribed by applicable regulation and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each audit committee member meets NASDAQ’s financial sophistication requirements, and the Board has further determined that Messrs. Kurtz, Miller, and Shanks are “audit committee financial experts” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Stockholders should understand that this designation is an SEC disclosure requirement relating to Messrs. Kurtz’s, Miller’s, and Shanks’ experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation, or liability than otherwise is imposed generally by virtue of serving on the audit committee and/or the Board.
The audit committee met five times during the year ended January 31, 2020.
The audit committee’s responsibilities are set forth in its charter and include, among other things:

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assisting the Board in its oversight of our compliance with all applicable laws and regulations, which includes oversight of the quality and integrity of our financial reporting, internal controls, and audit functions as well as general risk oversight; and

•	direct and sole responsibility for appointing, retaining, compensating, and monitoring the performance of our independent registered public accounting firm.
A separate report of the audit committee is included in this proxy statement.
Compensation Committee
For the year ended January 31, 2020, our compensation committee consisted of Messrs. Nottenburg (Chair), Egan, Safir, and Shanks. The Board has affirmatively determined that the current members of the compensation committee are all independent directors within the meaning of applicable NASDAQ listing standards, and all of the members are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and, to the extent applicable for the year ended January 31, 2020, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.
The compensation committee met five times during the year ended January 31, 2020.
The compensation committee’s responsibilities are set forth in its charter and include, among other things:

•	approving compensation arrangements for our executive officers; and

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administering our stock incentive compensation plans and approving all grants of equity awards, except that equity grants to non-employee directors are approved by the full Board unless the Board delegates such authority to the compensation committee following its review.

The compensation committee has the authority to retain third-party consultants and independent advisors to discharge these responsibilities. Prior to retaining any such advisor, the compensation committee assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and NASDAQ listing standards. Additional discussion regarding the role of third-party consultants, independent advisors, and our executive officers in determining or recommending the amount or form of executive compensation is included in the “Compensation Discussion and Analysis” section of this proxy statement.
A separate report of the compensation committee is also included in this proxy statement.
Environmental, Social, and Governance Commitment
We seek to have a positive impact on society in the way we conduct our business, including environmental sustainability and the development of our workforce. Below, we highlight the key ways in which we seek to implement this commitment. Beyond these highlights, we invite you to explore additional Verint Environmental, Social, and Governance (“ESG”) data available at https://www.verint.com/our-company/corporate-responsibility/.
Environmental
At Verint, energy use is an area of focus for us. We strive to improve our own carbon footprint while also providing energy efficient solutions that enable our customers to enhance organizational resiliency in the face of environmental and societal changes.
As part of our global sustainability strategy, we:

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Strive to minimize our dependence on non-renewable resources; for example, by reducing energy consumption in our facilities, offering downloadable software and documentation to our customers, offer Verint cloud services which can cut energy use compared to traditional enterprise software deployments while giving our customers the flexibility and resiliency to maintain operations in a variety of circumstances, and distributing newsletters and other materials electronically. In furtherance of this initiative, we monitor our electricity consumption, water consumption, paper consumption, and recycling levels on a monthly basis in an effort to improve these levels from year to year and to identify and address challenges as they arise.

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Comply with environmental regulations and accepted sustainability standards in our own operations and the solutions that we offer our customers, including RoHS, WEEE, Energy Star, and many others.  We produce and package our products according to the U.S. Environmental Protection Agency’s Design for Environment concepts to reduce use of hazardous substances, power consumption, and packaging materials, and increase reuse and recycling.

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Work to establish a global environmental management system that enables us to establish company-wide guidelines and systematically assess our performance. Verint is globally certified for the ISO 14001 Environmental Management Standard.

•	Encourage our suppliers to pursue “green” policies and comply with sustainability directives.

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Educate our employees on environmentally sound practices and provide them with opportunities to recycle in our offices. In addition to paper and cardboard, we collect and recycle a number of other materials such as light bulbs used in our offices and production facilities, cans, plastic and glass bottles, alkaline batteries and coffee pods.

•	Monitor our progress to set future goals that promote ongoing improvement.
Social
Verint is built on five core values that shape the way we do business with our customers, our partners, and each other. They express the company we want Verint to be - from the people we hire to the way we design our products - and they guide us in the decisions we make every day:

•	The integrity to do what’s right.

•	The innovation to create leading solutions for real-world challenges.

•	The transparency that fuels mutual trust and productive, collaborative working relationships.

•	The humility to view our successes as milestones on our journey and our mistakes as opportunities for improvement.

•	A passion for making our customers and partners successful.

As part of our core values, we strive to maintain a diverse and motivated workforce and culture:

•	We encourage diversity and inclusiveness in our workforce. We monitor our progress by analyzing our workforce demographics and progress on a regular basis.

•
We are an Equal Opportunity Employer - we have affirmative action plans in place to help ensure that qualified applicants and employees are receiving an equal opportunity for recruitment, selection, and advancement.

•
We seek to attract talented individuals as employees and to develop them to their fullest potential. We provide educational opportunities for employees that span from technical skill development, such as programming and product design, to other skills including social media marketing and management of professional relationships.

•	We offer our employees competitive compensation and benefits packages to support our recruiting and retention goals.

We engage in a wealth of volunteer and community activities each year through our Verint Next Generation program, including participating in the following initiatives across our Americas, Europe, Israel, and APAC regions during the year ended January 31, 2020:

•	Tutoring and mentoring programs for children, including sponsorship of STEM and technology programs

•	Programs to promote opportunities for women

•	Programs to assist people with disabilities

•	Visits with sick children and the elderly, as well as preparing meals and fundraising

•	School supply drives

•	Cleaning and planting community gardens

•	Programs to assist the homeless

•	Blood drives
Verint is proud to support our employees’ community service activities with programs for donating employee time to qualified children’s organizations and matching grants.  The Verint Next Generation Program puts Verint’s values to work in our local communities, with the goal of affording the next generation greater opportunities and the tools for making the most of them.
Governance

•
We are firmly committed to maintaining a strong corporate governance program, which reflects best practices. We regularly review our policies and procedures to ensure they are up to date with any regulatory of company changes.

•	We endorse the concept of Board refreshment, which has resulted in four new Board members in the last four years, plus the recent addition of Jason Wright.

•
We require our employees to act responsibly in full compliance with all applicable laws and standards and to maintain the highest level of ethical conduct in their dealings with customers, suppliers, and other stakeholders.

•
We provide recurring training to our employees to support their knowledge, development, and corporate responsibility and compliance. In the year ended January 31, 2020 we deployed over 25,000 training courses to employees and partners covering the following topics: Code of Conduct, Information Security Awareness, Anti-Corruption, Insider Trading and Trade Compliance.

•
We are committed to maintaining a strong control environment and to making effective controls an integral part of our routine business practices, with checks and balances in place so that we can address many issues before they become larger problems.

•	We are committed to frequent and extensive stockholder engagement to learn what issues are important to our stockholders.

See “Corporate Governance” above and the “Compensation Discussion & Analysis” below for more information on our corporate governance programs and practices.

EXECUTIVE OFFICERS
The following table sets forth the names, ages, and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)
Dan Bodner	61	Chairman of the Board and Chief Executive Officer
Douglas Robinson	64	Chief Financial Officer
Elan Moriah	57	President, Customer Engagement Solutions
Peter Fante	52	Chief Administrative Officer

Dan Bodner serves as our Chief Executive Officer and Chairman of the Board. Mr. Bodner has served as our President and/or Chief Executive Officer and as a director since the founding of the Company in 1994 and assumed the role of Chairman of the Board in August 2017.

Under his leadership and his vision of Actionable Intelligence software, we experienced rapid growth and, in 2002, with over $100 million of revenue, completed a successful IPO. Following the IPO, we continued to expand our portfolio of Actionable Intelligence solutions for the enterprise and security markets, achieving significant scale and global presence with over $1 billion of revenue.

Douglas Robinson serves as our Chief Financial Officer. Mr. Robinson has served in such capacity since December 2006. Prior to joining us, Mr. Robinson spent 17 years at CA Technologies (formerly CA, Inc. and Computer Associates International, Inc.), where he held the positions of Senior Vice President, Finance, Americas Division, Corporate Controller, Interim Chief Financial Officer, Chief Financial Officer of CA’s iCan SP subsidiary, and Senior Vice President Investor Relations, among other positions.

Elan Moriah serves as President of our Customer Engagement Solutions global business line. Mr. Moriah has served in such capacity since September 2008, having previously served as our President, Americas from May 2004 to August 2008, and as President of our Contact Center business line from 2000 to 2004. Prior to joining us, Mr. Moriah held various management positions with Motorola Inc., where he served as Business Development Manager for Europe, Middle East, and Africa, Worldwide Network Services Division and as Vice President of Marketing and Sales of a paging subsidiary. Before then, Mr. Moriah worked for Comet Software Inc., as Vice President of Marketing and Sales and as Operations Manager.

Peter Fante serves as our Chief Administrative Officer. Mr. Fante was appointed as General Counsel in September 2002 (subsequently retitled as Chief Legal Officer), as Chief Compliance Officer in September 2008, and as Chief Administrative Officer in September 2016. He previously served as our Secretary from September 2005 to January 2011. Prior to joining us, Mr. Fante was an associate at various global law firms including Morrison & Foerster LLP, Shearman & Sterling LLP, and Cadwalader, Wickersham & Taft LLP.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes in detail our named executive officer (or simply, “officer”) compensation program and how we made compensation decisions for such officers for the year ended January 31, 2020 (“FYE 20”).

Throughout this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). See Appendix A to this proxy statement for additional discussion of non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measures.

CD&A Highlights

►    Business Achievements

We were pleased with our FYE 20 results, which we believe represent good growth during a period in which we are accelerating our Customer Engagement cloud transition and in which we are progressing ahead of schedule in our Cyber Intelligence software model transition. On our last earnings call in March, we were also pleased to report good progress on our planned Spin-Off.

In Customer Engagement, the market continued its shift to the cloud, with a notable acceleration in large enterprises. We were pleased to report that all key cloud metrics were up significantly in FYE 20, with cloud revenue up about 45%, new SaaS ACV up more than 70%, and the percentage of software revenue that is recurring up approximately 400 basis points to around 75%.

In Cyber Intelligence, advanced data mining software continues to play a critical role in accelerating security investigations and generating actionable insights to fight crime and terror. In FYE 20, we won many large contracts with an increased software mix, driving a 13% year-over-year increase in gross profit on an estimated fully allocated basis. Our software model transition, which was ahead of plan in FYE 20, provides our customers faster innovation and software refresh cycles to address security threats that are rapidly becoming more complex with increased data types and volume.

With regard to the recent impact of COVID-19, we continue to be highly engaged with our global base of customers, helping them to navigate the challenges caused by the pandemic, our employees around the world remain engaged, and we believe that our business continuity plan continues to work well. The compensation actions and decisions covered by this report generally relate to our FYE 20 year, which was completed before the full extent of the COVID-19 pandemic became apparent. With respect to the fiscal year ending January 31, 2021 (“FYE 21”), the compensation committee has determined to defer officer compensation actions, including establishing new compensation packages and goals, until visibility improves and will consider the business and financial impact of the pandemic in making those decisions and in evaluating FYE 21 performance.

►    Pay-for-Performance Design and Alignment

We believe that an executive compensation program should be measured and judged over time, and not just on a year by year basis, taking into consideration both pay opportunities and pay outcomes, and should be based on the following principles:

•	Pay opportunities should be competitive with the market to attract and retain talent.

•	Pay opportunities should be tied to performance goals that are challenging but achievable.

•	Pay outcomes should reflect the achievement of performance goals and be aligned with stockholder value creation.

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the Company may experience variability in year-by-year performance. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market at all times to attract and retain the talent needed to grow the Company over the long term. The compensation committee took these considerations into account in the design of pay opportunities for FYE 20.

We believe that our FYE 20 executive compensation program demonstrates good pay-for-performance alignment, with short-term and long-term programs paying out in line with performance.

►    Stockholder Engagement Program

Over the past few years, we have significantly enhanced our stockholder engagement program, reaching out to a large number and percentage in interest of our stockholders, with the direct participation of our compensation committee chairman. We believe that this enhanced stockholder engagement has been well-received by our investors based on feedback we have received from stockholders as well as based on their approval of our say-on-pay proposal at approximately 93% at our last annual meeting. A majority of the investors we reached out to as part of this process in the fall told us that they were satisfied with our executive compensation program, did not have concerns they wished to share with us, and declined our invitation to speak with us in further detail. However, in response to the feedback we have received from our stockholders over the last several years, we have made a number of key modifications to our executive compensation program in recent years, and have refreshed the composition of our Board with four new directors in the last four years, plus the recent addition of Jason Wright. We also discussed and carefully evaluated stockholder feedback received in preparation for the FYE 21 compensation season.

Please see “Stockholder Engagement” below for a more detailed description of our stockholder engagement program.

►    Summary of Performance Results and Payouts

The following table summarizes our achievement against our one year and multi-year goals based on the conclusion of FYE 20:

1 Year Goals (for Annual Bonus Plans)	Target	Result	% Achieved	% Payout
Revenue	$1,345 million	$1,336 million	99%	99%
Operating Income	$293 million	$291 million	99%	99%
Operating Cash Flow	$265 million	$277 million	105%	114%
Weighted Average			101%	103%

Multi-Year Goals (for PSU awards)	Target	Result	% Achieved	% Payout
2 Year Goals
Revenue	$2,528 million	$2,581 million	102%	121%
EBITDA	$597 million	$621million	104%	120%
3 Year Goals
Relative TSR	50th Percentile	37th Percentile	74%	62%
Overall				101%

The revenue, operating income, operating cash flow, and EBITDA financial performance measures that we use as performance metrics for purposes of determining compensation for our employees are not calculated or presented in accordance with GAAP and are considered non-GAAP financial measures. See Appendix A to this proxy statement for additional discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measures.

Difference Between Pay Opportunities and Pay Outcomes

In analyzing executive pay, it is important to distinguish between pay opportunity and pay outcome. A significant majority of the compensation of each of our officers comes in the form of equity, with at least 50% of such equity granted as performance-based awards. Since equity compensation is subject to changes in market value following the date of grant, and since some or all of a performance-based award may not be earned depending on performance, the Summary Compensation table (which shows equity awards at their grant date value and, for performance awards, assumes target payout levels) is a better representation of pay opportunity and may not always be a good representation of earned pay (or pay outcome). For this reason, we include a “Pay Outcome” table following the Summary Compensation table, which shows the value of the equity awards actually earned in respect of the FYE 20 performance period and in respect of multi-year performance periods which ended in FYE 20 based on their value at the time of vesting. We believe that an executive compensation program should be measured and judged over time, and not just on a year by year basis, taking into consideration both pay opportunities and pay outcomes, as well as the timeline of the executive compensation process, in which pay opportunities are established at the start of each performance period, while actual performance and payouts are only determinable at the end of the performance period. The pay opportunities and performance goals for FYE 20 compensation were established in March 2019 (for one-year goals and in prior years for multi-year goals).

The following table compares the pay outcomes to the pay opportunities for each of our officers for the last three years. We note that following several years in which pay outcomes fell below pay opportunities despite our improving performance, FYE 20 was the first year in several years in which pay outcomes approximately equaled pay opportunities.

As discussed above, we believe that our results for FYE 20 represented good growth during a period in which we are accelerating our Customer Engagement cloud transition and in which we are progressing ahead of schedule in our Cyber Intelligence software model transition. Our executive officers nevertheless agreed to waive the discount feature under our stock bonus program for FYE 20 and also to accept all of their earned bonuses for FYE 20 (whether or not enrolled in the stock bonus program) in the form of shares, at a fixed conversion price of $58 per share. This agreement by the officers will reduce both the Pay Opportunity (which is derived from the Summary Compensation Table and includes the value of the officer bonuses) and the Pay Outcome figures in the table below to the extent the market price of our common stock is below $58 per share at the time these bonus shares for FYE 20 are granted, which is expected later this year.

Name	Year Ended January 31,	Pay Opportunity ($) (1)	Pay Outcome ($) (2)	Difference (Opportunity minus Outcome) ($)	Difference (Opportunity minus Outcome) (%)

Dan Bodner	2020	11,869,672	11,974,559	(104,887)	(1)%
	2019	8,831,265	7,442,215	1,389,050	16%
	2018	8,251,402	4,909,728	3,341,674	40%

Douglas Robinson	2020	2,683,699	2,712,139	(28,440)	(1)%
	2019	2,093,821	1,899,932	193,889	9%
	2018	1,911,495	1,363,707	547,788	29%

Elan Moriah	2020	3,576,658	3,363,427	213,231	6%
	2019	2,558,485	2,148,850	409,635	16%
	2018	2,330,760	1,484,786	845,974	36%

Peter Fante	2020	2,656,074	2,653,852	2,222	—%
	2019	2,032,400	1,767,816	264,584	13%
	2018	1,809,227	1,198,363	610,864	34%

(1) Total compensation as disclosed in the Summary Compensation table.

(2) Total compensation as disclosed in the Pay Outcome table.

With respect to the Pay Outcome column, we note that in many cases, the officers do not sell their after-tax shares upon vesting and instead hold them (because of our stock ownership guidelines or by choice), so the value of these shares is not realized at such time and continues to fluctuate with the market price, in alignment with our stockholders. If Pay Outcome is calculated based on the market price of our common stock as of April 30, 2020 ($42.74) with respect to shares that vested in FYE 20 but were held and not sold, the Pay Outcomes would be as follows:

Name	FYE 20 Pay Outcome ($)
Dan Bodner	8,518,887
Douglas Robinson	1,698,173
Elan Moriah	2,168,947
Peter Fante	1,857,639

Compensation Philosophy

The compensation committee believes that a well-designed compensation program is one in which pay opportunities are competitive with the market, performance goals are challenging but achievable, and pay outcomes are aligned with performance.

The compensation committee takes a long-term view in designing our executive compensation program, taking into account that the Company may experience variability in year-by-year performance. The compensation committee believes it is important that pay opportunities remain competitive with the peer group and the market at all times to attract and retain the talent needed to grow the Company over the long term. The compensation committee took these considerations into account in the design of pay opportunities for FYE 20.

Our objective in setting officer pay opportunities is to attract and retain the best talent to lead our company and to incentivize our leaders to achieve outstanding performance results and create stockholder value. To support this objective, we set target compensation in a range around median by reference to the competitive benchmarking review and other factors discussed below under “Factors in Establishing Officer Pay Opportunities” and design our compensation arrangements so that actual pay outcomes will vary above or below target based on the performance achieved. Absent special circumstances, the compensation committee approves payouts for formulaic compensation elements without adjustment from calculated levels in order to allow these elements to function as originally designed. The compensation committee has not varied from the formulaic result at any time in the past several years. As discussed above, for FYE 20 bonuses, our officers have agreed to receive their bonuses in the form of shares at a fixed conversion price of $58 per share, which will reduce the value of their bonuses to the extent the market price of our common stock is below $58 per share at the time these bonus shares for FYE 20 are granted, which is expected later this year. We believe that our compensation philosophy, including the opportunity to earn above-market compensation for performance in excess of established goals, helps ensure that we are well positioned to attract, retain, and incentivize the highest caliber of executive officer talent.

Stockholder Engagement

It is and has been our practice for many years to engage with our investors on a regular basis. Each year, we typically meet with well over a hundred investors as part of our investor relations program, during which we make ourselves available to discuss, subject to the limitations of applicable securities law, any subject our stockholders wish to raise with us, including matters of strategy, capital allocation, corporate governance, and executive compensation. We believe this program of regular stockholder engagement has been productive and provides an open exchange of ideas and perspectives for both management and our stockholders.

Over the past few years, we have significantly enhanced our stockholder engagement program, reaching out to a large number and percentage in interest of our stockholders, with the direct participation of our compensation committee chairman, each year. We believe that this enhanced stockholder engagement has been well-received by our investors based on feedback we have received from stockholders as well as based on their approval of our say-on-pay proposal at approximately 93% at our last annual meeting.

Notwithstanding the strong level of support we received for our say-on-pay proposal at our last annual meeting, in FYE 20, we continued with our deeper level of engagement with our stockholders as follows:

•
We proactively solicited feedback on executive compensation as part of our regular investor relations program, which as noted above, comprised well over a hundred meetings with investors of all sizes each year.

•
In the fall of 2019, we reached out to approximately 40 of our largest stockholders representing nearly 75% of our outstanding shares to specifically request feedback on our executive compensation program. We attempted to reach individuals responsible for governance-related decisions within the investor organization. The outreach was done by the chairman of our compensation committee, Dr. Nottenburg (who is independent), requesting feedback and extending an invitation to speak with him personally.

•
Following our targeted outreach, we received responses from 10 investors holding more than 18% of our outstanding shares, with 7 of these investors, holding about 11% of our outstanding shares as of the time of such outreach, agreeing to hold calls with Dr. Nottenburg.

Consistent with our experience in prior years, a majority of the investors we reached out to in the fall told us that they were satisfied with our executive compensation program, did not have concerns they wished to share with us, and declined or did not respond to our invitation to speak with us in further detail. This encompassed about 75% of the stockholders (and about 80% of the shares) we reached out to. None of the stockholders we spoke to or communicated with indicated that they had significant issues with our executive compensation program and none suggested reducing the compensation of our CEO or any of our other officers.

The feedback we received from the stockholders who wished to speak with us in further detail generally varied from investor to investor and much of it related to non-compensation matters (such as our separation plans, our stock repurchase plans, or cloud transition). Although we did not hear common themes or consistent suggestions on compensation matters, we value all stockholder feedback we receive, and the compensation committee discusses and considers all such feedback even where only suggested by a single investor. The following table summarizes the feedback we received on compensation matters, which was evaluated by the compensation committee in preparation for the FYE 21 compensation season.

What We Heard	Our Response
Consider moving to a three-year performance period for the revenue and EBITDA components of PSU awards as we did with the relative TSR component
The compensation committee evaluates the appropriateness of the officer performance goals each year, including with respect to the duration of the performance period. In light of the acceleration of our cloud transition in our Customer Engagement business, our software model transition in our Cyber Intelligence business, and more recently, the unprecedented uncertainty caused by the COVID-19 pandemic, the compensation committee determined that it would be prudent to maintain flexibility in goal setting for FYE 21 compensation, including with respect to metric selection and duration. As noted above, the compensation committee has also determined to defer officer compensation actions for FYE 21 generally, including establishing new compensation packages and goals, until visibility improves.

Even under normal circumstances, such as for FYE 20 compensation, the committee’s view is that the technology industry is characterized by rapid change and believes that in practice, it is difficult to set meaningful performance goals more than two years in advance consistent with our compensation philosophy that goals for our officers be not only challenging but also achievable. We believe that our approach to goal setting is also consistent with the practices of our compensation peer group. To the extent our business environment changes in the future so that we have longer-term visibility, we will revisit moving to a three-year performance period for the financial goals we use.

In response to the feedback we received from our stockholders over the last several years, we have made a number of key modifications to our executive compensation program, and have refreshed the composition of our Board with four new directors in the last four years, plus the recent addition of Jason Wright. Key changes made to our executive compensation program based on feedback received from our stockholder engagement program and the compensation committee’s annual evaluation process include:

•	Increasing the proportion of our CEO’s annual equity awards that are performance-based from 50% to 60%.

•	Capping the maximum payout for the relative TSR component of our officer performance equity awards at 100% if absolute TSR over the performance period is negative (even if relative TSR is strong).

•	Eliminating the MBO component of our officer annual bonus plans to remove the more subjective elements of the program and make them 100% based on objective financial goals.
Compensation Design and Process
Our officer compensation packages are generally comprised of a mix of base salary, annual cash bonus, and annual equity grant, plus limited perquisites. We believe this mix of compensation elements allows us to successfully achieve our compensation objectives, however, the compensation committee periodically re-evaluates our compensation philosophy, objectives, and programs and, from time to time, revises or introduces new elements or design features into our executive compensation program.
We believe a significant portion of each executive officer’s compensation should be “at-risk” by being tied to the performance of our business or our stock price. We implement this belief through the use of performance-based bonuses and performance-vested equity, for which payment or vesting is directly dependent on performance, as well as through the use of equity-based compensation generally, such as restricted stock units (“RSUs”), the value of which depends on our stock price. We believe that equity-based compensation that is subject to vesting based on continued service is also an effective tool for retaining our executive officers, aligning their interests with those of our stockholders, and for building an executive’s long-term commitment to the Company. As further discussed below, our executive officers and directors are also subject to stock ownership guidelines.
Our key compensation design and governance practices include:

•
Compensation is primarily at-risk and/or tied to stock price, while also containing a mix of elements - A significant majority of the total direct compensation of each officer is at-risk or is paid in equity (the value of which depends on our stock price). At the same time, executive pay consists of a mix of short-term elements (base pay and annual bonus) and long-term equity-based incentives (time-based and performance equity).

The pay mix graph below illustrates the components of our officer compensation packages for FYE 20 as reflected in the Summary Compensation table.

	CEO	Other NEOs
At-risk pay excluding time-based equity	58%	47%
At-risk pay including time-based equity	93%	84%
(At-risk pay in both rows excludes base salary and “other” compensation)

•
Multiple performance metrics - Annual bonuses (for FYE 20) are based on three different performance metrics (revenue, operating income, and operating cash flow). Performance equity awards are based on three different performance metrics (revenue, EBITDA, and relative TSR).

•
Balanced approach to long-term incentives - Long-term incentive awards are comprised of a combination of time-based and performance-based RSUs, which are designed to link executive compensation with increased stockholder value over time, with at least 50% of newly-granted long-term incentive awards being performance-based.

•
Thresholds, staged goals, and maximum payouts - Annual bonuses and performance equity awards are subject to a minimum threshold level of performance below which no payout is earned and are limited to a specified maximum payout, with staged goals in between.

•	Use of formulaic compensation design with payouts tied to pre-established performance targets.

•	Exercise limited or no discretion to adjust formulaic payouts.

•	Clawback provisions in our compensation plans and agreements.

•	Stock ownership guidelines for executive officers and directors.

•	Limited perquisites.

•	Use of tally sheets and aggregate award summaries to facilitate oversight of executive compensation.

•
A policy prohibiting all personnel (including executive officers and directors) from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities.

•	A policy prohibiting all hedging and pledging in our securities by all personnel (including executive officers and directors).

•
A policy against any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocation expenses, any other tax gross-up payments with executive officers.

Pay Opportunities for FYE 20
Based on the competitive benchmarking review and other factors discussed below under “Factors in Establishing Officer Pay Opportunities”, the compensation committee took the following actions with respect to pay opportunities for FYE 20.
Base Salaries
Base salary for our CEO was unchanged and for our other officers was either unchanged or increased by up to 6% depending on the individual to better align them with the peer group for each individual’s role and responsibilities and taking into consideration internal pay equity among the officers.

Name	FYE 20 Base Salary	FYE 19 Base Salary	Change
Dan Bodner	$755,000	$755,000	—
Doug Robinson	$447,000	$447,000	—
Elan Moriah	$475,000	$447,000	$28,000
Peter Fante	$430,000	$410,000	$20,000
Target Bonuses
Target bonus for our CEO was unchanged and for our other officers was either unchanged or increased by up to 9% depending on the individual to better align them with the peer group for each individual’s role and responsibilities and taking into consideration internal pay equity among the officers.

Name	FYE 20 Target Bonus	FYE 19 Target Bonus	Change
Dan Bodner	$816,000	$816,000	—
Doug Robinson	$300,000	$300,000	—
Elan Moriah	$375,000	$358,000	$17,000
Peter Fante	$300,000	$274,600	$25,400
Equity Awards
Subject to certain individual adjustments based on each individual’s role and responsibilities and taking into consideration internal pay equity among the officers, the compensation committee determined to reward the officers for the company’s improving performance by awarding them approximately the same number of units as in the prior year, allowing them to benefit from the significant increase in share price achieved (from $41.90 at the time of the April 2018 grant to $60.59 at the time of the April 2019 grant). 60% of these awards were performance-based for Mr. Bodner and 50% of the awards were performance-based for the other officers. The compensation committee also viewed the significant performance component of these awards as a vehicle to further incentivize the achievement of the company’s growth targets.

Name	FYE 20 Equity Awards	FYE 19 Equity Awards	Change
Dan Bodner	167,000	168,000	(1,000)
Doug Robinson	31,000	30,000	1,000
Elan Moriah	44,000	40,000	4,000
Peter Fante	31,000	30,000	1,000

Pay Outcomes for FYE 20

Bonus Payouts

Our revenue and operating income goals for FYE 20 were both achieved at 99%, and our operating cash flow goal was achieved at 114%.

These results translated into officer bonus payouts at 103% for the year (compared to 115% in the prior year).

The following table summarizes the bonus opportunities and bonuses earned for FYE 20.

Name	% Performance Achieved	% Payout	Target Bonus	Earned Bonus
Dan Bodner	101%	103%	$816,000	$843,723
Doug Robinson	101%	103%	$300,000	$310,192
Elan Moriah	101%	103%	$375,000	$387,740
Peter Fante	101%	103%	$300,000	$310,192

As discussed above, we believe that our results for FYE 20 represented good growth during a period in which we are accelerating our Customer Engagement cloud transition and in which we are progressing ahead of schedule in our Cyber Intelligence software model transition. Our executive officers nevertheless agreed to waive the discount feature under our stock bonus program for FYE 20 and also to accept all of their earned bonuses for FYE 20 (whether or not enrolled in the stock bonus program) in the form of shares, at a fixed conversion price of $58 per share. This agreement by the officers will reduce the value of their bonuses to the extent the market price of our common stock is below $58 per share at the time these bonus shares for FYE 20 are granted, which is expected later this year.

Performance Equity Vesting

The following table summarizes the goal achievement and calculated payout levels for PSUs with performance periods ending as of January 31, 2020. Please see “Design of Compensation Elements - Equity Awards - Vesting of Prior Awards for FYE 20” below for a more detailed discussion.

Performance Metric	% of Goal Achieved	% Vesting
2 Year Goals Ending FYE 20
Revenue	102%	121%
EBITDA	104%	120%
3 Year Goals Ending FYE 20
Relative TSR	74%	62%
Overall		101%

Name	% Vesting	Target Shares	Earned Shares
Dan Bodner	101%	95,200	98,470
Doug Robinson	101%	15,000	15,170
Elan Moriah	101%	20,000	20,225
Peter Fante	101%	15,000	15,170
Recent Developments in Executive Compensation Practices

As discussed above, we believe that our results for FYE 20 represented good growth during a period in which we are accelerating our Customer Engagement cloud transition and in which we are progressing ahead of schedule in our Cyber Intelligence software model transition. Our executive officers nevertheless agreed to waive the discount feature under our stock bonus program for FYE 20 and also to accept all of their earned bonuses for FYE 20 (whether or not enrolled in the stock bonus program) in the form of shares, at a fixed conversion price of $58 per share. This agreement by the officers will reduce the value of their bonuses to the extent the market price of our common stock is below $58 per share at the time these bonus shares for FYE 20 are granted, which is expected later this year.

Since the announcement in December 2019 of the planned Spin-Off transaction, the compensation committee has granted special incentive awards to selected executives below the officer level and to certain key employees who are deemed critical to or who are expected to be significantly impacted by the Spin-Off. The vesting of these awards is primarily tied to the consummation of the Spin-Off and also incorporates a time-based component, to both incentivize and retain the recipient through the planned transaction and the subsequent transition services period. The compensation committee also plans to consider such awards for Mr. Robinson and Mr. Fante in recognition of their critical role in the execution of the planned Spin-Off.

Roles and Responsibilities in Determining Executive Compensation

Following the conclusion of each fiscal year, the compensation committee meets to determine cash payout and performance equity vesting levels for performance-based compensation for the recently concluded performance period and to establish officer compensation packages for the new fiscal year. The compensation committee also administers our equity compensation plans and oversees our long-term incentive programs generally and any special compensation initiatives.
The compensation committee receives updates from its compensation consultant and/or outside counsel at least annually on recent developments and trends in executive compensation and related governance matters to assist it in making compensation decisions.
For FYE 20, the compensation committee engaged Willis Towers Watson to prepare a peer group compensation benchmarking analysis and to assist the compensation committee in structuring and evaluating proposed executive officer compensation packages as well as year-end payouts. Any advice provided by Willis Towers Watson in FYE 20 with respect to non-executive officer or director personnel did not exceed $120,000 in fees. The compensation committee also received advice from outside counsel during FYE 20. In March 2019, the compensation committee reviewed and confirmed the independence of its advisors for FYE 20 pursuant to the six-factor test promulgated by the SEC under the Dodd-Frank Act.
At the compensation committee’s request, selected members of senior management from our human resources, finance, or legal functions generally work cooperatively with the compensation consultant in preparing proposals for executive officer compensation packages or other executive compensation arrangements for consideration by the compensation committee. The compensation consultant at all times remains independent of management and forms its own views with respect to the recommendations it makes to the compensation committee. The compensation committee also met in executive session (outside the presence of management), both with and without its compensation consultant, during FYE 20.
The Chief Executive Officer provides input to the compensation committee on each proposed executive officer compensation package. The Chief Executive Officer’s input to the compensation committee is based, among other things, on his views of each executive officer’s performance, achievements, skills, and responsibilities, competitive factors, and internal pay equity considerations. The Chief Executive Officer’s input does not include a recommendation on his own compensation and, notwithstanding his input, the compensation committee in any event exercises independent judgment on executive officer compensation outside the presence of the executive officers and is solely responsible for final decisions on all matters related to the compensation of all of the officers.

Peer Group

Each year, the compensation committee reviews our compensation peer group. This peer group is used for establishing pay opportunities for our officers each year, and periodically, for benchmarking our director compensation.

The composition of the peer group for FYE 20 was developed following discussions between the compensation committee, Willis Towers Watson, and members of senior management, primarily our Chief Executive Officer. The companies included in the peer group were selected by the compensation committee following these discussions from a sampling of publicly traded software and technology companies with businesses sharing similarities with ours and with annual revenues, market capitalizations, and/or enterprise values within a range above and below ours. In general, the compensation committee targets peers within the following ranges (relative to Verint’s annual revenue and market capitalization) and most of the companies approved for the peer group satisfy these criteria:

•	Revenue: 0.5x - 2x

•	Market Capitalization: 0.25x - 4x

Certain of our closest competitors do not fit within these parameters and are therefore not included in the peer group, either because they are much larger or much smaller than us, are privately held, or are foreign issuers who do not publicly file detailed compensation data or have different pay practices due to local market factors outside the U.S.

The compensation committee also considers the growth and market leadership profiles of potential peer group companies, competitive considerations with regard to our business, as well as recruiting and retention factors in selecting the peer group, and is mindful of the parameters used by the main proxy advisory firms in establishing their own compensation peer groups.

The compensation committee has not established a guideline that the Company be at the median of the peer group relative to any particular metric or metrics, however, the compensation committee seeks to maintain a peer group that includes companies both larger and smaller than us relative to the key metrics noted above. During its annual review, the compensation committee also seeks, to the extent practical, to maintain consistency in the peer group in an effort to maintain better comparability in the results of the benchmarking process from year to year.

For FYE 20, the compensation committee determined to remove DST Systems Inc. from the peer group as a result of acquisition activity during the year and Synchronoss Technologies, Inc. from the peer group due to a change in the size over time. The compensation committee determined to add two replacement companies to the peer group, Blackbaud, Inc. and LogMeIn, Inc., based on the industry, size, and other parameters discussed above. The resulting peer group for FYE 20 was as follows:

ACI Worldwide Inc.	LogMeIn, Inc.
Blackbaud, Inc.	MicroStrategy Inc.
Cadence Design Systems Inc.	NetScout Systems, Inc.
CommVault Systems, Inc.	Nuance Communications Inc.
Constellation Software Inc.	Open Text Corp.
Fair Isaac Corporation	Pegasystems, Inc.
FireEye, Inc.	Splunk Inc.
Fortinet Inc.	SS&C Technologies Holdings, Inc.
Jack Henry & Associates Inc.
Factors in Establishing Officer Pay Opportunities
In establishing cash and equity pay opportunities for each officer, and the mix between cash compensation and equity compensation, the factors considered by the compensation committee consisted of:

•	the compensation benchmarking analysis prepared each year by the compensation consultant;

•	the executive officer’s compensation for the previous year;

•	relevant terms of the officer’s employment agreement;

•	the executive officer’s role, responsibilities, and skills;

•	a subjective assessment of the executive officer’s performance in the previous year, including special achievements;

•	our performance, based on financial and non-financial metrics, in the previous year, including the performance of our stock over the course of the prior year and over longer-term periods;

•	our growth, based on both financial and non-financial metrics, from the previous year;

•	our outlook and operating plan for the upcoming year;

•	the proposed packages for the other executive officers (internal pay equity);

•	the proposed merit increases, if any, being offered to our employees generally;

•	the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool between the executive officers and the other participants;

•	overall equity dilution and burn rates as well as equity overhang levels;

•	the value of proposed and previously awarded equity grants, including the continuing retentive value of past awards;

•	executive officer recruiting and retention considerations; and

•	compensation trends and competitive factors in the market for talent in which we compete.
Elements of compensation are considered by the compensation committee individually and in the aggregate in its decision making process. Although the compensation committee does not target a specific ratio of equity to cash, the compensation committee believes that equity should comprise a majority of each officer’s compensation package in order to foster a greater sense of personal investment in our performance, further aligning executive officer incentives with the interests of our stockholders, and increasing the amount of such executive officer’s compensation that is “at risk” by virtue of being dependent on our stock price and/or performance. Subject to the parameters of our compensation philosophy, the compensation committee also believes that it is appropriate for our Chief Executive Officer to be compensated more highly from both a cash and an equity perspective than our other officers, and this approach has been supported by our benchmarking analyses. In establishing the relative compensation of the other officers, as noted above, the compensation committee takes into account differences in the scope of each officer’s role, responsibilities, and skills.
The financial performance goals established by our compensation committee for executive officer bonus plans and performance equity awards are based on our budget and multi-year operating plan, which use non-GAAP (generally accepted accounting principles) measures that our Board and senior management find useful in managing our business. Mergers and acquisitions (M&A) contemplated by the budget and operating plan are included in measuring performance against compensation goals. For other extraordinary non-budgeted events, including material M&A not contemplated by the budget, the compensation committee or the Board may adjust performance goals or payouts in order to prevent unintended enlargement or dilution of benefits, in its discretion.
Design of Compensation Elements
Annual Bonuses for FYE 20
Bonus achievement is based on performance against pre-defined financial goals.
Performance goals for FYE 20 bonus plans were revenue, operating income, and operating cash flow. We believe these elements create a well-diversified set of performance goals, including a focus on revenue as our key growth driver, profitability, and cash generation.

The performance-payout scales for the FYE 20 financial performance goals are set out in the table below.

•	If performance falls below the applicable threshold, the officer would not receive any payout for that goal.

•	For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

	Payout Percentage
	—%	25%	85%	95%	100%	105%	120%	150%
Achievement Percentage
Revenue Goal	<87%	87%	92%	97%	100%	103%	105%	108%
	Payout Percentage
	—%	25%	75%	90%	100%	115%	125%	150%
Achievement Percentage
Operating Income Goal	<78%	78%	83%	93%	100%	105%	110%	115%
Operating Cash Flow Goal	<78%	78%	83%	93%	100%	105%	110%	115%
The following table summarizes the metric weightings for the FYE 20 officer bonus plans:

Metric	Weighting	Target
Revenue	35%	$1,345 million
Operating Income	35%	$293 million
Operating Cash Flow	30%	$265 million
Equity Awards
The compensation committee endeavors to establish the grant date of our annual equity award well in advance of the grant and to schedule vesting dates to occur at a time when we would not normally be in a quarterly trading blackout (to reduce the chances that vesting-related tax events occur during blackout periods). Apart from seeking to schedule vesting dates outside of blackout periods, we do not time our grants by reference to the release of earnings or other material information.
We use RSUs and PSUs as our preferred form of equity award, which provide predictable retention value and alignment of employee interests with stockholder interests, particularly in times of volatile equity markets. The compensation committee periodically reviews the elements of compensation it uses, however, and we may in the future incorporate other award forms, including stock options, in our executive officer compensation packages. To the extent that stock options are used, the exercise price of such options is the closing price of our stock on the date of Board or compensation committee approval.
Grant of New Awards in FYE 20
For FYE 20, newly awarded annual equity grants for our officers (made in April 2019) were divided evenly between RSUs and PSUs for officers other than Mr. Bodner and 60% PSUs and 40% RSUs for Mr. Bodner. We believe this approach appropriately aligns executive officer incentives with company performance and provides a fair balance in the extent to which executive officer compensation is “at risk” both by being tied to our stock price and to the performance of our business.

For equity awards granted in April 2019:

•	Time-based RSU awards vest in equal portions over a three-year period.

•
Performance-based RSU awards vest one-third based on revenue, one-third based on EBITDA, and one-third based on relative TSR. These metrics were selected as part of the design of these awards based on a review of market practices and input from the compensation consultant and take into account the metrics we use in measuring the performance of our business generally.

•	The revenue and EBITDA goals are measured over a two-year performance period ending on January 31, 2021.

•
While we also use revenue and a measure of profitability as goals under our officer bonus plans, the compensation committee believes that revenue growth is a key driver of our business performance, especially when paired with a profitability metric like EBITDA. Using these metrics in our PSU awards allows the compensation committee to incentivize performance against these key metrics on a different (longer) time horizon than under our annual bonus plans.

•	The relative TSR goal is measured over a three-year performance period ending on January 31, 2022.

•
Relative TSR is calculated as Verint’s total stockholder return, on a percentile basis, relative to the companies comprising the S&P 1500 Information Technology Sector Index for the applicable performance period, weighted equally and based on the applicable 90-day volume-weighted trailing average closing prices of the stock of such constituent companies as of the beginning and end of the performance period (adjusted for dividends), provided that only those members of the index that constitute part of the index at both the beginning and the end of the performance period are taken into account for purposes of the calculation. In structuring the relative TSR calculation and selecting the index, the compensation committee’s goal was to be able to compare Verint’s stock price performance to that of a large, steady-state sampling of technology companies with a median size within a range of ours, on a basis designed to eliminate any short-term aberrations in stock price (for either Verint or companies in the index) at the start or the end of the performance period.

•
We regularly discuss and consider the metrics used in our long-term incentive awards, particularly relative TSR, which we believe presents both benefits and challenges. We believe that TSR metrics create alignment between management and stockholders and we understand that the inclusion of such a metric in compensation programs is currently supported by many investors and stockholder advisors. For these reasons, we determined to continue to use this metric for FYE 20 awards.

The performance-payout scales for the revenue, EBITDA, and relative TSR goals under the PSUs granted in April 2019 (FYE 20) are set out in the table below.

•	If performance falls below the applicable threshold, the executive officer would not receive any vesting for the portion of the award attributable to that goal.

•	For performance falling between established points in the range, the amount earned is calculated on a formulaic basis based on those points.

•	The relative TSR goal opportunity is capped at 100% if absolute TSR for the performance period is negative (even if relative TSR is strong).

Revenue Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period
82%	25%
90%	75%
95%	90%
100% ($2,797M)	100%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period
73%	25%
80%	65%
90%	85%
100% ($697M)	100%
110%	150%
115%	175%
120% or more	200%
Relative TSR Goal Opportunity
Percentile Achieved	Percentage of Performance Shares Eligible to be Earned for Period
<25th	0%
25th	25%
50th	100%
75th	200%

The performance period for the PSUs granted in April 2019 does not end until January 31, 2021 (for the revenue and EBITDA tranches) and until January 31, 2022 (for the relative TSR tranche). As a result, these awards did not vest during (or in respect of) FYE 20.

Vesting of Prior Awards for FYE 20
The following table summarizes the goal achievement and calculated payout levels for the PSUs granted in April 2018 in respect of the two-year performance period ended January 31, 2020. Because the relative TSR goals used in our PSU awards are measured over a three-year period, the relative TSR component of the April 2018 awards were not eligible for vesting based on the conclusion of FYE 20. The vesting of the relative TSR tranche of these awards will occur next year, based on the conclusion of FYE 21.

Performance vs. Payout Matrix for Revenue and EBITDA Goals (for PSU awards approved April 2018)
Revenue Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period
82%	25%	102% ($2,581M)	121%
90%	75%
95%	90%
100% ($2,528M)	100%
105%	150%
108%	175%
110% or more	200%
EBITDA Goal Opportunity		Payout For This Goal
Percentage of Goal Achieved	Percentage of Performance Shares Eligible to be Earned for Period	Percentage of Goal Achieved	Percentage of Performance Shares Earned for Period

73%	25%	104% ($621M)	120%
80%	65%
90%	85%
100% ($597M)	100%
110%	150%
115%	175%
120% or more	200%
			Percentage of Performance Shares Earned for Period Overall
			121%
In addition, the third and final tranche of the PSUs granted in April 2017, tied to our relative TSR performance, vested in respect of the three-year performance period ended January 31, 2020. Our relative TSR performance for such three-year period came in at 37th percentile of the comparator group (or 74% of target), which resulted in the vesting of this tranche at 62%. Taking into consideration all tranches of the April 2017 PSUs (including those which vested in prior years based on revenue and EBITDA goals), performance against all applicable goals resulted in overall vesting of 103% of the awards.
Goal Setting
The compensation committee sets financial performance goals (i.e., excluding our stock performance goals) for our annual bonus plans and our multi-year PSUs by reference to the annual budget and multi-year plan presented to our Board. The compensation committee’s objective in setting financial performance targets (the middle of the performance ranges) is to be at a level that requires strong performance on the part of each recipient, but that is not so difficult to achieve that it is likely to be missed. The compensation committee believes that it is important that goals be both challenging and achievable. As a result, the compensation committee takes into account the actual results achieved and the actual pay earned for recently completed performance periods in setting new performance goals and does not believe it is appropriate to automatically increase performance goals above the prior period’s performance goals without regard to such actual achievements and actual pay for prior periods. The compensation committee believes that the goals it sets each year require strong performance on the part of management in what is a highly competitive business market.
The compensation committee typically establishes the threshold and maximum levels for performance and for payout opportunity, as well as the scale points in between, by reference to market practices and input from the compensation consultant. For example, the scale points for our PSU awards, including the opportunity to earn target payouts at median relative TSR performance (for the corresponding portion of the awards), is based on, and is in conformity with, market practices. The compensation committee also seeks to ensure that these threshold levels and scales are reasonable in light of the goals in question and in light of the Board’s expectation for what is achievable during the performance period.
From time to time, the compensation committee reviews probability analyses prepared by outside advisors as a reference in the process of establishing performance goals. We conducted such a probability analysis prior to setting the performance goals for the April 2018 PSU awards and determined that the numerical financial targets proposed by management in its two-year plan were more challenging than the target levels suggested by the probability analysis.
Stock Bonus Program
In order to foster a greater sense of company ownership for employees and to reduce the Company’s cash compensation cost, in September 2011, our Board approved a stock bonus program under which eligible employees may receive a portion of their earned annual bonuses, otherwise payable in cash, in the form of discounted shares of our common stock. This program is subject to annual funding approval by our Board and an annual cap on the number of shares that can be issued. Officers are permitted to participate in the program, to the extent that shares remain available for awards following the enrollment of all other participants, to encourage our officers to continue to increase their stake in the Company as well. Shares issued to officers in respect of the discount feature of the program are considered incentive shares and are subject to a one year vesting period to enhance the retentive value of the program and to better align executive interests with those of our stockholders. Shares not attributable to the discount feature of the program (which we refer to as “base” shares) are deemed to be purchased by the participants at fair market value using earned bonus dollars. As a result, these base shares are not considered incentive shares and their value is reflected within the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table, rather than within the “Stock Awards” column.

•
For the program period ended January 31, 2020, the Board has approved the issuance of up to 200,000 shares of common stock and a discount of 15% for awards under the program. On March 19, 2020, the Board accepted management’s recommendation to reduce the discount feature of the program to 0% for the program period ended January 31, 2020, in an effort to align officer bonus payouts with projected payouts under employee bonus plans (below the officer level) containing different goals. As a result, no shares will be issued to the officers in respect of the discount feature for the program period ended January 31, 2020. The shares not attributable to the discount feature will be issued in the quarter ending July 31, 2020 (during FYE 21). In addition to consenting to the waiver of the program discount for FYE 20 bonuses, the officers agreed to accept all of their bonuses for FYE 20 (whether or not enrolled in the stock bonus program) in the form of shares, at a fixed conversion price of $58 per share, which will reduce the value of their bonuses to the extent the market price of our common stock is below $58 per share at the time these bonus shares for FYE 20 are granted, which is expected later this year.

•
For the program period ending January 31, 2021, the Board has approved the issuance of up to 200,000 shares of common stock and a discount of 15% for awards under the program. Shares will be issued in respect of this program period in the quarter ending July 31, 2021 (during FYE 22) and the number of shares to be issued to the officers in respect of the discount will not be determinable until such time.

Other Pay Elements
We do not currently make use of cash-based long-term incentive compensation arrangements, defined benefit plans, or deferred compensation plans. We provide a limited amount of perquisites to our executive officers, which vary from officer to officer and include:

•	use of a company car or an annual car allowance;

•	an annual allowance for professional legal, tax, or financial advice; and

•	supplemental company-paid life insurance.
Our officers also receive the same partial match of their 401(k) contributions as all other U.S. employees. Officers receive the same health insurance and company-paid group life and disability insurance offered to all other employees in the U.S.
Employment Agreements
Each of our officers is party to a formal employment agreement with us. The terms of these agreements are summarized under “Executive Officer Severance Benefits and Change in Control Provisions—Provisions of Executive Officer Agreements” below.
Clawback Policy
Each of our officers is subject to a clawback provision in his employment agreement that allows us to recoup from the officer, or cancel, all or a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation for the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated.
Our Amended and Restated 2015 Long-Term Stock Incentive Plan and our 2019 Long-Term Stock Incentive Plan, also both contain a provision that allows for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to the Company.
Stock Ownership Guidelines and Other Policies
Our Board has adopted stock ownership guidelines for our officers and non-employee directors. We believe these guidelines help to further align the interests of our officers and directors with those of our stockholders. The guidelines contain customary terms and conditions and establish the following target ownership levels:

•	ownership equal to six times salary for our Chief Executive Officer;

•	ownership equal to three times salary for our other officers (reduced to one and a half times salary beginning at age 62); and

•	ownership equal to five times annual cash retainer for non-employee directors.
Until the target ownership levels are met, officers and directors are required to hold 50% of the after-tax shares acquired from either the vesting of restricted stock or restricted stock units or from the exercise of stock options. As a result of this requirement, there is no specified time frame for reaching the target ownership levels and no minimum holding periods once shares have been acquired (if an officer or director falls below the target ownership level after having achieved it, he or she would again become subject to the 50% after-tax holding requirement until the ownership level had been re-established). Officers and directors subject to the guidelines are permitted to count towards the target ownership levels all shares of common stock held by such individual, regardless of source, 50% of the value of any unvested stock awards, and the intrinsic value of vested stock options. All of our officers and directors who have served for at least two years have satisfied the target ownership levels.

Our Board has adopted a policy generally precluding us from entering into any new plan, program, agreement, or arrangement providing for a 280G tax gross-up payment with any person or, subject to a limited exception relating to relocations, any other tax gross-up payments with officers.

Policies Prohibiting Hedging and Pledging

Our recently updated insider trading policy prohibits all personnel (including officers and directors) from hedging (such as zero-cost collars and forward sale contracts) or pledging our securities, from short selling in our securities, from short-term trades in our securities (open market purchase and sale within three months), and from trading options in our securities (transactions in puts, calls or other derivative securities, on an exchange or in any other organized market).

Our insider trading policy is supplemented by a separate policy prohibiting our officers and directors from engaging in hedging or pledging transactions in our equity securities. The policy defines hedging as the purchase of any financial instrument or the entry into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, put options, forward sales contracts, equity swaps, or collars).

Impact of Tax Requirements on Compensation

The compensation committee is responsible for addressing pay issues associated with Section 162(m) of the Internal Revenue Code (“IRC”), which generally limits the tax deduction to $1 million for certain compensation paid to certain of our executive officers (and, beginning in 2018, certain former executive officers). Historically, compensation that qualified as “performance-based compensation” could be excluded from this $1 million limit. Pursuant to the Tax Cuts and Jobs Act (the “2017 Act”), the exemption for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, except with respect to certain compensation arrangements in place as of November 2, 2017 for which transition relief is available. The Compensation Committee and our Board sought from time to time to qualify executive compensation as tax deductible under Section 162(m) as in effect prior to 2018, where we believed it was in our best interest and the best interest of our stockholders to do so. However, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that any compensation intended to satisfy the requirements for deductibility under Section 162(m), as in effect prior to 2018, will in fact be deductible under the 2017 Act’s transition relief.

We continue to evaluate the impact of Section 162(m) of the Code under the 2017 Act for its impact on our company. Regardless of that impact, however, we will continue to design and maintain executive compensation arrangements that we believe will attract and retain the executive talent that we need to compete successfully, even if in certain cases such compensation is not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Committee Report
The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on its review and discussions with management regarding such section of this proxy statement, the compensation committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee:

Richard Nottenburg, Chair
John Egan
Howard Safir
Earl Shanks

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Programs and Risk Assessment
Each year, our executive management reviews our compensation policies and practices, including with respect to risk.  Our compensation policies and practices are relatively stable and tend not to change significantly from year to year, particularly below the officer level. We monitor the operation of these policies and procedures and believe that they have proven to be well-calibrated over time. We also believe that these policies and practices are comparable to those used by similarly situated companies in our industry and the companies with which we compete for talent. In conducting its risk review, management noted in particular the following aspects of our compensation policies and procedures:

•
Use of a combination of elements to achieve a balance between (1) fixed pay and variable pay, (2) time-based components and performance-based components, (3) quantitative targets and qualitative targets, and (4) short-term and long-term elements.

•
Multiple quantitative targets (designed to support the budget and operating plan approved by the Board) within compensation plans, as well as elements that differ from plan to plan, and discretionary authority/elements or individual/team objectives in some plans.

•
Variable compensation elements, including equity awards whose value fluctuates with our stock price, represent approximately 20% of our total annual compensation expense and are broadly distributed among the employee base.

•
Bonus plans and performance-based equity plans are subject to maximum payouts and contain calibrated performance-payout curves and staged goals below target to permit payout opportunities for performance that approaches, but does not achieve, target. For non-officers, we sometimes use discretionary bonuses where warranted based on performance and/or retention considerations, even when pre-established goals or thresholds were not achieved.

•	Management maintains control over award templates and equity plan design and models the financial impact of design elements such as sales quotas and commissions before adoption.

•
Checks and balances in place for the processing of transactions and the calculation of performance levels and payout amounts, including a well-developed system of internal controls to help ensure that financial results and the underlying transactions are sound.

•	Provisions in our commission plans allowing us to reduce, withhold, or offset commissions for transactions that do not meet specified minimum requirements, even after the commission has been paid.

•
Quarter-end guidelines are in place to help ensure that sales transactions are handled in a consistent and ethical manner at the end of each reporting period, in addition to our other customary legal and compliance policies and procedures.

•	Quarterly certifications from a broad base of employees help promote accountability, transparency, and compliance.

•
Stock ownership guidelines for our directors and officers, as well as a policy prohibiting hedging and pledging to help maintain alignment between our directors, officers, and other personnel and our stockholders.

•	Clawback provisions included in our executive employment agreements, equity plan, and award agreements allowing us to recoup payments or awards under certain circumstances.
Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables
Summary Compensation Table for FYE 20
The following table lists the annual compensation of our officers for FYE 20, FYE 19, and FYE 18.

Name and Principal Position	Year Ended January 31,	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Dan Bodner - President and Chief Executive Officer	2020	755,000	—	10,217,325	—	843,723	53,624	11,869,672
	2019	755,000	—	7,039,200	—	938,635	98,430	8,831,265
	2018	755,000	—	6,619,200	—	800,222	76,980	8,251,402

Douglas Robinson - Chief Financial Officer	2020	447,000	—	1,902,507	—	310,192	24,000	2,683,699
	2019	443,208	—	1,257,000	—	345,086	48,527	2,093,821
	2018	432,083	—	1,182,000	—	283,412	14,000	1,911,495

Elan Moriah - President, Customer Engagement Solutions	2020	468,000	—	2,694,847	—	387,740	26,071	3,576,658
	2019	443,208	—	1,676,000	—	411,803	27,474	2,558,485
	2018	432,083	—	1,576,000	—	294,199	28,478	2,330,760

Peter Fante - Chief Administrative Officer	2020	425,000	—	1,889,412	—	310,192	31,470	2,656,074
	2019	406,583	—	1,257,000	—	315,869	52,948	2,032,400
	2018	396,500	—	1,182,000	—	216,727	14,000	1,809,227
(1) Includes cash bonuses awarded outside the officer’s pre-defined annual bonus plan, if any.
(2) Reflects the aggregate grant date fair value of stock awards approved for the officer in the applicable fiscal year computed in accordance with applicable accounting standards. Also includes the aggregate grant date fair value of stock awards granted to the officers in a given fiscal year as a result of the discount feature under the stock bonus program, but excludes the value of any other shares issued or to be issued to the officers under the stock bonus program (the cash value of which is included within the “Non-Equity Incentive Plan Compensation” column in the fiscal year in which the corresponding cash bonus was earned). See “Compensation Discussion and Analysis—Stock Bonus Program” for more information about these stock bonus awards. For a further discussion of our accounting for equity compensation, see Note 14, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2020. For performance-based awards, the value shown in the table is based on the assumed achievement of the target level (i.e., the probable level) of performance. See the Grant Date Value of Performance Awards table below for the aggregate grant date fair value of these performance awards assuming the highest level of performance is achieved. Volatility in our stock price from year to year may impact the grant date fair value of our annual equity awards.
(3) Amount represents performance-based annual bonuses tied to the officer’s pre-defined annual bonus plan. Includes the aggregate grant date fair value of shares to be issued to the officers under the stock bonus program in respect of the fiscal year in which the cash bonus was earned (such shares are effectively purchased by the executive officers at fair market value (or a higher price) using bonus dollars), but excluding shares issued as a result of the discount feature of the program (the value of which is included within the “Stock Awards” column in the fiscal year in which such shares were granted). In addition to consenting to the waiver of the stock bonus program discount for FYE 20 bonuses, the officers agreed to accept all of their bonuses for FYE 20 (whether or not enrolled in the stock bonus program) in the form of shares, at a fixed conversion price of $58 per share. This column reflects the original cash value of the FYE 20 officer bonuses. The agreement by the officers to accept their bonuses in shares at a conversion price of $58 will reduce the value of their bonuses to the extent the market price of our common stock is below $58 per share at the time these bonus shares for FYE 20 are granted, which is expected later this year.
(4) See the table below for additional information on “All Other Compensation” amounts for FYE 20. “All Other Compensation” does not include premiums for group life, health, or disability insurance that is available generally to all salaried employees in the country in which the officer is employed and do not discriminate in scope, terms, or operation in favor of our officers or directors.
Pay Outcome Table for FYE 20
The following table sets forth the pay outcomes for our officers for FYE 20, FYE 19, and FYE 18, which we believe provides useful supplemental information to the Summary Compensation table above, as it demonstrates the value of share awards that vested and stock options that were exercised during the applicable years (as opposed to the grant date value of such awards), to more closely reflect each officer’s “take home” pay for such year. However, to the extent an officer chooses to hold his shares following vesting, including as a result of our stock ownership guidelines, his “take home” pay may be different than the values in the table below as the value of the awards held would continue to fluctuate with the market, in alignment with our stockholders. If Pay Outcome is calculated based on the market price of our common stock as of April 30, 2020 ($42.74) with respect to shares that vested in FYE 20 but were held and not sold, the Pay Outcomes would be as follows: Dan Bodner $8,518,887, Douglas Robinson $1,698,173, Elan Moriah $2,168,947, and Peter Fante $1,857,639.

Name	Year Ended January 31,	Salary ($) (1)	Bonus ($) (2)	Earned Stock Awards ($) (3)	Earned Option Awards ($) (4)	All Other ($) (1)	Total ($)

Dan Bodner	2020	755,000	843,723	10,322,212	—	53,624	11,974,559
	2019	755,000	938,635	5,650,150	—	98,430	7,442,215
	2018	755,000	800,222	3,277,526	—	76,980	4,909,728

Douglas Robinson	2020	447,000	310,192	1,930,947	—	24,000	2,712,139
	2019	443,208	345,086	1,063,111	—	48,527	1,899,932
	2018	432,083	283,412	634,212	—	14,000	1,363,707

Elan Moriah	2020	468,000	387,740	2,481,616	—	26,071	3,363,427
	2019	443,208	411,803	1,266,365	—	27,474	2,148,850
	2018	432,083	294,199	730,026	—	28,478	1,484,786

Peter Fante	2020	425,000	310,192	1,887,190	—	31,470	2,653,852
	2019	406,583	315,869	992,416	—	52,948	1,767,816
	2018	396,500	216,727	571,136	—	14,000	1,198,363
(1) As disclosed on the Summary Compensation table.
(2) Cash bonus and non-equity incentive plan compensation as disclosed in the Summary Compensation table.
(3) Earned stock awards means the value of all restricted stock units (time-based and performance-based) that vested during the applicable fiscal year (measured as of the date of vesting), regardless of the year in which such awards were granted.
(4) Earned option awards means the value of all stock options exercised during the applicable fiscal year (measured as of the date of exercise), regardless of the year in which such awards were granted or became vested.

Grant Date Value of Performance Awards
The following table sets forth the aggregate grant date fair value of the performance awards made to our officers during FYE 20, FYE 19, and FYE 18, assuming:
(a) the target level of performance (probable outcome) is achieved (see the Target Shares column), or
(b) the highest level of performance is achieved (see the Maximum Possible Shares column).

Name	Grant Date	Target Shares	Fair Value of Target Shares	Maximum Possible Shares	Fair Value of Maximum Possible Shares

Dan Bodner	4/19/2019	100,200	$6,071,118	200,400	$12,142,236

	4/20/2018	100,800	$4,223,520	201,600	$8,447,040

	4/20/2017	84,000	$3,309,600	168,000	$6,619,200

Douglas Robinson	4/19/2019	15,500	$939,145	31,000	$1,878,290

	4/20/2018	15,000	$628,500	30,000	$1,257,000

	4/20/2017	15,000	$591,000	30,000	$1,182,000

Elan Moriah	4/19/2019	22,000	$1,332,980	44,000	$2,665,960

	4/20/2018	20,000	$838,000	40,000	$1,676,000

	4/20/2017	20,000	$788,000	40,000	$1,576,000

Peter Fante	4/19/2019	15,500	$939,145	31,000	$1,878,290

	4/20/2018	15,000	$628,500	30,000	$1,257,000

	4/20/2017	15,000	$591,000	30,000	$1,182,000

All Other Compensation Table

Name	Employer Retirement Contribution ($)	Car Allowance or Cost of Company Car ($)	Professional Advice Allowance ($)	Accrued Vacation Payout ($) (1)	Supplemental Life Insurance ($)	Travel ($)(2)	Total ($)
Dan Bodner	2,000	9,919	20,000	—	13,940	7,765	53,624
Douglas Robinson	2,000	12,000	10,000	—	—	—	24,000
Elan Moriah	2,000	15,446	—	860	—	7,765	26,071
Peter Fante	2,000	12,000	17,470	—	—	—	31,470
(1) During FYE 20, one of the officers elected to participate in a program available to all U.S. employees by which a portion of the employee's accrued vacation is monetized and the after-tax amount is donated to a children's charity as part of Verint's Next Generation program. The table above reflects the pre-tax amount that was included in the officer's compensation prior to such donation.

(2) Officers who attend the Company’s annual sales recognition trip are entitled to reimbursement for certain personal expenses, including travels costs for their spouse or other guests, on the same basis as the sales employees who are invited to such event.
Grants of Plan-Based Awards for FYE 20
The following table sets forth information concerning equity and other plan-based grants to our officers during FYE 20.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($) (1)	Target ($)	Max ($)	Threshold (#) (2)	Target (#)	Max (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)

Dan Bodner	RSU (4)	4/19/2019				—	—	—	66,800	4,047,412
	PSU (5)	4/19/2019				25,050	100,200	200,400	—	6,071,118
	Annual Bonus for FYE 20	N/A	204,000	816,000	1,224,000	—	—	—	—	—

Douglas Robinson	RSU (4)	4/19/2019				—	—	—	15,500	939,145
	PSU (5)	4/19/2019				3,875	15,500	31,000	—	939,145
	Annual Bonus for FYE 20	N/A	75,000	300,000	450,000	—	—	—	—	—

Elan Moriah	RSU (4)	4/19/2019				—	—	—	22,000	1,332,980
	PSU (5)	4/19/2019				5,500	22,000	44,000	—	1,332,980
	Annual Bonus for FYE 20	N/A	93,750	375,000	562,500	—	—	—	—	—

Peter Fante	RSU (4)	4/19/2019				—	—	—	15,500	939,145
	PSU (5)	4/19/2019				3,875	15,500	31,000	—	939,145
	Annual Bonus for FYE 20	N/A	75,000	300,000	450,000	—	—	—	—	—
(1) The threshold column corresponds to the minimum bonus payable to the executive officer assuming that minimum financial performance goals are achieved. If minimum financial performance goals are not achieved, the bonus payable to the executive officer would be zero. As disclosed in the Summary Compensation table above, the actual bonus payouts for FYE 20 were as follows: Mr. Bodner $843,723, Mr. Robinson $310,192, Mr. Moriah $387,740, and Mr. Fante $310,192. In addition to consenting to the waiver of the stock bonus program discount for FYE 20 bonuses, the officers agreed to accept all of their bonuses for FYE 20 (whether or not enrolled in the stock bonus program) in the form of shares, at a fixed conversion price of $58 per share, which will reduce the value of their bonuses to the extent the market price of our common stock is below $58 per share at the time these bonus shares for FYE 20 are granted, which is expected later this year.
(2) Represents the threshold number of shares that were available to be earned in the applicable performance period. If the minimum performance goals are not achieved in a performance period, no shares are earned for that period.
(3) Reflects the aggregate grant date fair value of equity awards approved for the officer in the applicable fiscal year computed in accordance with applicable accounting standards. The grant date fair value of PSUs is based on the target number of shares and calculated using the closing price of our common stock on the grant date. See the Grant Date Value of Performance Awards table above for the aggregate grant date fair value of these performance awards assuming the highest level of performance is achieved. For a further discussion of our accounting for equity compensation, see Note 14, “Stock-Based Compensation and Other Benefit Plans” to the consolidated financial statements included under Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2020.

(4) The April 19, 2019 time-based RSUs vest 1/3 on April 6, 2020, 1/3 on April 6, 2021, and 1/3 on April 6, 2022.
(5) The April 19, 2019 PSUs are eligible to vest based on a 2-year performance period following the compensation committee’s determination of our achievement of specified revenue and EBITDA targets for the period from February 1, 2019 through January 31, 2021, but no earlier than April 6, 2021 with respect to two-thirds of the units. The remaining one-third of the units are eligible to vest based on a 3-year performance period following the compensation committee’s determination of our achievement of specified relative TSR targets for the period from February 1, 2019 through January 31, 2022, but no earlier than April 6, 2022. The performance goals were established at the time of the grant.
Further Information Regarding Summary Compensation Table for FYE 20 and Grants of Plan-Based Awards Table for FYE 20
As of the date of this proxy statement, each of our officers is party to an employment agreement with us. Each agreement provides for certain severance payments and benefits, including in connection with a change in control. See “—Executive Officer Severance Benefits and Change in Control Provisions” below for a discussion of these severance and change in control benefits, as well as a description of the restrictive covenants and clawback provisions contained in such agreements.
The agreements with our officers generally provide for an initial term of two years, followed by automatic one-year renewals (unless terminated by either party in accordance with the agreement and subject to required notice). Termination of the agreements by us constitutes good reason for resignation under the agreements with our officers other than Mr. Bodner, and constitutes a termination by us without cause under the agreement with Mr. Bodner.
Narrative to Summary Compensation Table for FYE 20
As discussed in the “Compensation Discussion and Analysis” above, each officer’s employment agreement provides for an annual base salary, target bonus, and certain perquisites. Although target bonuses are specified in each employment agreement, bonus payments are not guaranteed and are paid based on the achievement of performance goals. As of January 31, 2020, the target bonuses specified by the employment agreements were as follows: $600,000 for Mr. Bodner, $219,000 for Mr. Robinson, $167,500 for Mr. Fante, and $219,000 for Mr. Moriah. Historically, the target bonuses for each executive officer established by the compensation committee as part of its annual compensation review process has equaled or exceeded the target bonus specified in the executive officer’s employment agreement as well as the target bonus from the previous year.
Consistent with our compensation philosophy, and as discussed above, the compensation packages for our CEO and other officers are structured to provide pay opportunities that are competitive with market and which incentivize our officers to perform. A significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the Option Exercises and Stock Vesting table) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market, in alignment with our stockholders. As a result, the actual value realized by the holders of these awards may significantly diverge from the originally disclosed grant value of such awards or the disclosed value at vesting.
Narrative to All Other Compensation Table
We provide a limited amount of perquisites to our officers, which vary from officer to officer depending on the terms of their employment agreements, local policy, and historical practice. Each of the executive officers is entitled to use of a company car or an annual car allowance and an annual allowance for legal, tax, or accounting advice. All executive officers receive the same health insurance and company-paid group life and disability insurance offered to all other U.S. employees. In addition, Mr. Bodner has historically received a supplemental company-paid life insurance policy. Officers are entitled to participate in a program available to all U.S. employees by which a portion of the employee's accrued vacation is monetized and the after-tax amount is donated to a children's charity as part of Verint's Next Generation program. Officers who attend the Company’s annual sales recognition trip are entitled to reimbursement for certain personal expenses, including travels costs for their spouse or other guests, on the same basis as the sales employees who are invited to such event. Officers receive the same partial match of their 401(k) contributions as all other U.S. employees, up to a maximum company contribution of $2,000 per year.

Outstanding Equity Awards at January 31, 2020

The following table sets forth information regarding various equity awards held by our officers as of January 31, 2020. The market value of all awards is based on the closing price of our common stock as of the last trading day in the year ended January 31, 2020 ($58.00 on January 31, 2020).

			Option Awards				Stock Awards
Name	Date of Grant		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (8)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Dan Bodner	4/20/2017	(1)	—	—	—	—	28,000	1,624,000	—	—
	4/20/2017	(2)	—	—	—	—	17,360	1,006,880	—	—
	4/20/2018	(3)	—	—	—	—	44,800	2,598,400	—	—
	4/20/2018	(4)	—	—	—	—	81,110	4,704,380	33,600	1,948,800
	4/19/2019	(5)	—	—	—	—	66,800	3,874,400	—	—
	4/19/2019	(6)	—	—	—	—	—	—	100,200	5,811,600
	6/14/2019	(7)	—	—	—	—	2,052	119,016	—	—

Douglas Robinson	4/20/2017	(1)	—	—	—	—	5,000	290,000	—	—
	4/20/2017	(2)	—	—	—	—	3,100	179,800	—	—
	4/20/2018	(3)	—	—	—	—	10,000	580,000	—	—
	4/20/2018	(4)	—	—	—	—	12,070	700,060	5,000	290,000
	4/19/2019	(5)	—	—	—	—	15,500	899,000	—	—
	4/19/2019	(6)	—	—	—	—	—	—	15,500	899,000
	6/14/2019	(7)	—	—	—	—	503	29,174	—	—

Elan Moriah	4/20/2017	(1)	—	—	—	—	6,667	386,686	—	—
	4/20/2017	(2)	—	—	—	—	4,133	239,714	—	—
	4/20/2018	(3)	—	—	—	—	13,334	773,372	—	—
	4/20/2018	(4)	—	—	—	—	16,092	933,336	6,667	386,686
	4/19/2019	(5)	—	—	—	—	22,000	1,276,000	—	—
	4/19/2019	(6)	—	—	—	—	—	—	22,000	1,276,000
	6/14/2019	(7)	—	—	—	—	600	34,800	—	—

Peter Fante	4/20/2017	(1)	—	—	—	—	5,000	290,000	—	—
	4/20/2017	(2)	—	—	—	—	3,100	179,800	—	—
	4/20/2018	(3)	—	—	—	—	10,000	580,000	—	—
	4/20/2018	(4)	—	—	—	—	12,070	700,060	5,000	290,000
	4/19/2019	(5)	—	—	—	—	15,500	899,000		—
	4/19/2019	(6)	—	—	—	—	—	—	15,500	899,000
	6/14/2019	(7)	—	—	—	—	231	13,398	—	—
(1) The April 20, 2017 RSUs vest 1/3 on April 12, 2018, 1/3 on April 12, 2019, and 1/3 on April 12, 2020.
(2) The April 20, 2017 PSUs vest one-third in each based on revenue, EBITDA and relative TSR targets. Revenue and EBITDA units vest based on a two-year performance period following the compensation committee’s determination of our achievement of specified revenue and EBITDA targets for the period from February 1, 2017 through January 31, 2019, but no earlier than April 12, 2019. The relative TSR units vest based on a three-year performance period following the compensation committee’s determination of our achievement of a specified relative TSR target for the period from February 1, 2017 through January 31, 2020, but no earlier than April 12, 2020. The table excludes shares eligible to be earned in excess of the target level (based on the overachievement of the applicable performance goals).
(3) The April 20, 2018 RSUs vest 1/3 on April 9, 2019, 1/3 on April 9, 2020, and 1/3 on April 9, 2021.
(4) The April 20, 2018 PSUs vest one-third in each based on revenue, EBITDA and relative TSR targets. Revenue and EBITDA units vest based on a two-year performance period following the compensation committee’s determination of our achievement of specified revenue and EBITDA targets for the period from February 1, 2018 through January 31, 2020, but no earlier than April 9, 2020. The relative TSR units vest based on a three-year performance period following the compensation committee’s determination of our achievement of a specified relative TSR target for the period from February 1, 2018 through January 31, 2021, but no earlier than April 9, 2021. The table excludes shares eligible to be earned in excess of the target level (based on the overachievement of the applicable performance goals).
(5) The April 19, 2019 time-based RSUs vest 1/3 on April 6, 2020, 1/3 on April 6, 2021, and 1/3 on April 6, 2022.
(6) The April 19, 2019 PSUs vest one-third in each based on revenue, EBITDA and relative TSR targets. Revenue and EBITDA units vest based on a two-year performance period following the compensation committee’s determination of our achievement of specified revenue and EBITDA targets for the period from February 1, 2019 through January 31, 2021, but no earlier than April 6, 2021. The relative TSR units vest based on a three-year performance period following the compensation committee’s determination of our achievement of a specified relative TSR target for the period from February 1, 2019 through January 31, 2022, but no earlier than April 6, 2022. The table excludes shares eligible to be earned in excess of the target level (based on the overachievement of the applicable performance goals).
(7) Shares granted during the year ended January 31, 2020 in respect of the discount feature under the Stock Bonus Program for the program period ended January 31, 2019. The number of shares was not determinable under the terms of the Stock Bonus Program until the date of grant. These shares are subject to a one year vesting period ending in June 2020. For more information on the Stock Bonus Program, see “-Compensation Discussion and Analysis-Stock Bonus Program” above.
(8) Includes time-based awards as well as performance-based awards for which the performance goals had been satisfied based on the conclusion of FYE 20.
(9) Includes performance-based awards for which the performance goals had not yet been satisfied based on the conclusion of FYE 20.
Option Exercises and Stock Vesting During FYE 20
The following table sets forth information regarding option exercises and stock award vestings for our officers during FYE 20. The value realized on exercise of stock options is calculated by multiplying the number of options being exercised by the spread between the exercise price and the market price of our common stock at the time of exercise. The value of stock awards realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date. See “—Outstanding Equity Awards at January 31, 2020” above for the vesting schedule of outstanding awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dan Bodner	—	—	162,504	10,322,212
Douglas Robinson	—	—	30,409	1,930,974
Elan Moriah	—	—	39,071	2,481,616
Peter Fante	—	—	29,715	1,887,190
As discussed above, a significant majority of the pay opportunity of each officer comes in the form of equity awards, 50% (or more) of which are generally performance-based. Even if all of such grants are earned at (or above) 100% in a given year, because the value of these awards depends on our stock price - which may be volatile - the officer’s pay opportunity at the time of grant (as reflected in the Summary Compensation table) may be significantly higher (or lower) than the value at the time of vesting. Moreover, the value of the award at vesting (as reflected in the table above) may not correspond to the officer’s “take-home” pay unless the shares are actually sold at the time of vesting. To the extent the officer chooses to hold such shares, including as a result of our stock ownership guidelines, the value of such awards continues to fluctuate with the market (and in alignment with our stockholders), which in turn may significantly diverge from the value at the time of vesting.
Executive Officer Severance Benefits and Change in Control Provisions
As of the date of this proxy statement, each of our officers is party to an employment agreement with us. The material terms of the officer employment agreements are summarized below. This is not a complete summary of the officer employment agreements.
Provisions of Executive Officer Agreements
Each of the employment agreements with our officers provides for an annual base salary and a performance-based bonus target.
Severance or Advance Notice Not in Connection with a Change in Control
In the event of an involuntary termination of employment (a termination without cause or a resignation for good reason) not in connection with a change in control, the executive officers are, subject to their execution of a release and continued compliance with the restrictive covenants described below, entitled to specified amounts of severance and/or minimum amounts of advance notice.
Our executive officers, other than Mr. Bodner, are entitled to severance consisting of a lump sum payment equal to 12 months of base salary and reimbursement for 12 months of health insurance premiums.
Mr. Bodner is entitled to a 60 day advance notice period (during which all of his regular compensation and benefits would be payable) and severance consisting of a lump sum payment equal to 18 months of base salary, reimbursement of health insurance premiums, continuation of his professional advice allowance, and access to his company-leased vehicle.
In the event of an involuntary termination, each executive officer, other than Mr. Bodner, is also entitled to a pro-rated portion of his annual bonus for such year plus an amount equal to 100% of his average annual bonus measured over the last three years. Mr. Bodner’s agreement provides for a pro-rated portion of his annual bonus for such year plus an amount equal to 150% of his target bonus.
In the event of a termination of the executive officer’s employment as a result of disability (as defined in the applicable employment agreement), the executive officer would be entitled to receive (i) a lump sum cash payment equal to the greater of (x) six months or (y) the number of full and partial months from the date of termination of employment and until the date on which the executive officer would be eligible to receive benefits under the Company’s long-term disability plan applicable to him (but in no event more than 12 months), and (ii) a pro-rated portion of the executive officer’s annual bonus for the year of termination.
Severance in Connection with a Change in Control
In the event of an involuntary termination of employment in connection with a change in control, in lieu of the salary severance and bonus severance described above, each of the executive officers is entitled to enhanced cash severance equal to the sum of 1.5 times his base salary and target bonus, plus a pro-rated target bonus for the year of termination, or in the case of Mr. Bodner, 2.5 times the sum of his base salary and target bonus, plus a pro-rated target bonus for the year of termination. Other payments or benefits triggered by a termination event, such as advance notice or reimbursement of health insurance premiums, would continue to apply on the same basis as described in the preceding section.
Equity
Other than in the case of Mr. Bodner, the agreements do not provide for equity acceleration in the case of an involuntary termination not in connection with a change in control. In the event of an involuntary termination of employment in connection with a change in control, each of the employment agreements provides for acceleration of all unvested equity awards. Each of the agreements also provides that all of the executive officer’s outstanding equity awards will become fully vested if not assumed in connection with a change in control.

Other Provisions
Each of the employment agreements provides for customary restrictive covenants, with a restricted period ranging from 12 to 24 months, including a non-compete, a non-solicitation of customers and employees, and an indefinite non-disclosure provision. Each agreement also contains a clawback provision which allows us to recoup from the officer, or cancel, a portion of the officer’s incentive compensation (including bonuses and equity awards) for a particular year if we are required to restate our financial statements for that year due to material noncompliance with any financial reporting requirement under the U.S. securities laws as a result of the officer’s misconduct. The clawback applies from and after the year in which the employment agreement was first signed to performance-based awards made during the term of the agreement which were paid based on the results required to be restated. The amount to be recovered or forfeited is the amount by which the incentive compensation in the year in question exceeded the amount that would have been awarded had the financial statements originally been filed as restated. Our Amended and Restated 2015 Long-Term Stock Incentive Plan, and the 2019 Long-Term Stock Incentive Plan, also allow for the cancellation or forfeiture of an award, or the repayment of any gain related to an award, if an officer engages in activity detrimental to our company. Each of our executive officers is also entitled to a gross-up for any excise taxes he may become subject to in connection with a change in control. The terms “cause”, “good reason”, and “change in control” are defined in the forms of employment agreements.
Potential Payments Upon Termination or Change in Control (CIC)
The table below outlines the potential payments and benefits that would have become payable by us to our officers in the event of certain triggering events, assuming that the relevant event occurred on January 31, 2020. In reviewing the table, please note the following:

•
The table does not include amounts that would be payable by third parties where we have no continuing liability at the time of the triggering event, such as amounts payable under private insurance policies, government insurance such as social security, or 401(k) or similar defined contribution retirement plans.

•
Except as noted in the next bullet, the table does not include payments or benefits that are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors, such as short-term disability payments or payment for accrued but unused vacation.

•
The table includes all severance or notice payments for which we are financially responsible at the time of the triggering event, even if such payments are available generally to all salaried employees in the country in which the executive officer is employed and do not discriminate in scope, terms, or operation in favor of our executive officers or directors.

•	The value of equity awards in the table below is based on the closing price of our common stock on the last trading day in the year ended January 31, 2020 ($58.00 on January 31, 2020).

•
The table assumes that in connection with a change in control in which the executive officer is not terminated, all of such executive officer’s unvested equity is assumed (and is therefore not accelerated).

•
The table assumes that in the event an executive officer becomes disabled, he becomes eligible for benefits under our long-term disability insurance within six months of the occurrence of such disability.

•	Except with respect to tax gross-up amounts to which the executive officers may be entitled, all amounts are calculated on a pre-tax basis.

	Salary Continuation Value ($)	Pro Rata Bonus ($) (1)	Additional Bonus ($) (2)	Accelerated Equity Awards ($) (3)	Health Benefits (present insurance coverage value) ($) (4)	Other Benefits ($) (5)	280G Tax Gross up ($) (6)	Total ($)

Dan Bodner
Death	—	843,723	—	—	78,515	44,879	—	967,117
Disability	377,500	843,723	—	—	26,172	44,879	—	1,292,274
Resignation for Good Reason/Involuntary Termination without Cause	1,132,500	843,723	1,224,000	21,497,816	78,515	44,879	—	24,821,433
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	1,887,500	816,000	2,040,000	21,497,816	78,515	44,879	—	26,364,710

Douglas Robinson
Death	—	310,192	—	—	51,775	—	—	361,967
Disability	223,500	310,192	—	—	25,888	—	—	559,580
Resignation for Good Reason/Involuntary Termination without Cause	447,000	310,192	312,897	—	51,775	—	—	1,121,864
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	670,500	300,000	450,000	3,857,174	51,775	—	—	5,329,449

Elan Moriah
Death	—	387,740	—	—	42,502	—	—	430,242
Disability	237,500	387,740	—	—	21,251	—	—	646,491
Resignation for Good Reason/Involuntary Termination without Cause	475,000	387,740	364,581	—	42,502	—	—	1,269,823
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	712,500	375,000	562,500	5,293,544	42,502	—	—	6,986,046

Peter Fante
Death	—	310,192	—	—	26,927	—	—	337,119
Disability	215,000	310,192	—	—	13,464	—	—	538,656
Resignation for Good Reason/Involuntary Termination without Cause	430,000	310,192	280,929	—	26,927	—	—	1,048,048
Resignation for Good Reason/Involuntary Termination without Cause in Connection with CIC	645,000	300,000	450,000	3,841,398	26,927	—	—	5,263,325
(1) For each officer, in the case of death, disability or resignation for good cause/involuntary termination without cause, the pro-rata bonus reflects the actual bonus awarded for FYE 20 (notwithstanding that the formal determination of bonuses did not occur until after the end of the year).
For each officer, for a CIC termination, the pro-rata bonus reflects the officer’s target bonus for FYE 20.
(2) For each officer other than Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 100% of the average annual bonus awarded for the three-year period ended January 31, 2020 (notwithstanding that the formal determination of bonuses for FYE 20 did not occur until after the end of the year). For Mr. Bodner, in the case of a non-CIC termination, the additional bonus reflects 150% of his target bonus for FYE 20.
For each officer other than Mr. Bodner, for a CIC termination, the additional bonus reflects 150% of the officer’s target bonus for FYE 20. For Mr. Bodner, for a CIC termination, the additional bonus reflects 250% of the target bonus for FYE 20.

(3) For equity awards other than stock options, value is calculated as the closing price of our common stock on the last trading day in the year ended January 31, 2020 ($58.00 on January 31, 2020) times the number of shares accelerating. Shares accelerating includes the target number of performance shares for the January 31, 2020 performance period (not the number of shares calculated to be earned based on the completion of the performance period as of January 31, 2020, as in the Outstanding Equity Awards table) as well as for performance periods that had not yet been completed as of January 31, 2020. The officers did not hold any unvested stock options as of January 31, 2020.
(4) Amounts shown represent the actual cost of the contractually agreed number of months of COBRA payments, including applicable income taxes.

(5) Amounts shown represent the cost of the continuation of other benefits, which includes professional advice allowance and car allowance.

(6) Based on the applicable calculation under Section 280G of the Internal Revenue Code and the regulations thereunder, no 280G tax gross up would have been payable.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of our Chief Executive Officer, Mr. Bodner, to the annual total compensation of the median compensated employee of the Company and its consolidated subsidiaries, excluding Mr. Bodner (the “median employee”).
For the year ended January 31, 2020, our last completed fiscal year:

•	The annual total compensation of our median employee was $94,288.

•	Mr. Bodner’s annual total compensation, as reported in the Summary Compensation table above, was $11,869,672.

•
Based on this information, the ratio of the annual total compensation of Mr. Bodner to the median annual total compensation of all other employees of the Company and its consolidated subsidiaries was estimated to be 126 to 1.

For purposes of identifying our median employee, we used our worldwide employee population as of November 1, 2019 (the “Determination Date”), which consisted of 5,519 total employees, of which 1,841 were located in the United States and 3,678 were located outside of the United States. We used the sum of total base pay and target bonus, in each case, as of the Determination Date, plus the grant date fair value of equity awards, if any, granted from February 1, 2019 to November 1, 2019, as our compensation measure that we consistently applied to all employees. We annualized the compensation of all permanent full-time and part-time employees who were hired by the Company and its consolidated subsidiaries between February 1, 2019 and the Determination Date and we applied an exchange rate as of October 31, 2019, to convert all international currencies into U.S. dollars.
We determined the annual total compensation of our median employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. We converted all such compensation denominated in international currencies into U.S. dollars based on an average exchange rate from February 1, 2019 through January 31, 2020.
The foregoing pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules for identifying the median employee and calculating the pay ratio based on our payroll and employment records and the methodology described above. These rules permit companies to employ a wide range of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio reported above, as other companies may have utilized different permitted methodologies, exclusions, estimates and or assumptions, and may have significantly different work force structure from ours.

DIRECTOR COMPENSATION
The Board is responsible for establishing director compensation arrangements based on recommendations from the compensation committee.
Our practice is not to separately compensate any non-independent directors that sit on our Board. Mr. Bodner was the only non-independent director on our Board during FYE 20 and he was not compensated for his service on the Board, either as a member of the Board or as the Chairman of the Board.
Our compensation package for independent directors is designed to provide competitive compensation necessary to attract and retain high quality independent directors. The compensation committee annually reviews our independent director compensation arrangements based on market studies or trends and from time to time engages its independent compensation consultant to prepare a customized peer group analysis to ensure that director compensation is in line with the market and not excessive.
The compensation committee did not recommend any changes to our independent director compensation arrangements for FYE 20. Apart from the introduction of a lead independent director fee in connection with the establishment of the lead independent director role in 2017, our director compensation package has not changed since 2014.
The following summarizes the compensation package for our independent directors for FYE 20:

•	An annual equity grant with a value of $200,000, subject to one-year vesting;

•	$50,000 annual cash retainer;

•	No per-meeting fees; and

•	Annual Board and committee chairperson and membership fees as set forth below:

	Committee Membership Fee	Chairperson or Lead Independent Director Fee (paid in lieu of membership fee for committee chairpersons)
Board of Directors	N/A	$35,000 (for lead independent director)
Audit Committee	$15,000	$27,000
Compensation Committee	$10,000	$20,000
Corporate Governance & Nominating Committee	$6,000	$12,500

Director Compensation for FYE 20
The following table summarizes the cash and equity compensation earned by each member of the Board for service as a director during FYE 20.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
	(1)	(2),(3)	(2)
Dan Bodner	—	—	—	—
John Egan	107,500	199,947	—	307,447
Stephen Gold	65,000	199,947	—	264,947
Penelope Herscher	56,000	199,947	—	255,947
William Kurtz	78,092	199,947	—	278,039
Andrew Miller (4)	10,774	32,695		43,469
Richard Nottenburg	70,000	199,947	—	269,947
Howard Safir	81,000	199,947	—	280,947
Earl Shanks	75,000	199,947	—	274,947
(1) Represents amount earned for service as a director during FYE 20 regardless of the year of payment.
(2) Reflects the aggregate grant date fair value computed in accordance with applicable accounting standards.
(3) On April 19, 2019, each of Messrs. Egan, Gold, Kurtz, Nottenburg, Safir, and Shanks and Ms. Herscher received an award of 3,300 RSUs in respect of service on the Board for FYE 20, which vested on April 6, 2020. The grant date fair value of these awards is based on the $60.59 closing price of our common stock on April 19, 2019.
(4) Mr. Miller joined the Board on December 2, 2019. On that same date, Mr. Miller received a pro-rated equity award of 685 RSUs in respect of his partial year of service on the Board for FYE 20, which award vested on April 6, 2020. The grant date fair value of this award is based on the $47.73 closing price of our common stock on December 2, 2019.
The following table summarizes the aggregate number of unvested stock options and unvested shares of restricted stock or restricted stock units held by each member of our Board (granted for service as a director) as of January 31, 2020.

Name	Unvested Options	Unvested Stock Awards
Dan Bodner	—	—
John Egan	—	3,300
Stephen Gold	—	3,300
Penelope Herscher	—	3,300
William Kurtz	—	3,300
Andrew Miller	—	685
Richard Nottenburg	—	3,300
Howard Safir	—	3,300
Earl Shanks	—	3,300
Other Director Compensation Information
All directors are eligible to be reimbursed for their out-of-pocket expenses in attending meetings of the Board or of committees of the Board.
Our Board has adopted stock ownership guidelines for our executive officers and non-employee directors. Non-employee directors are required to hold equity equal to five times their annual cash retainer. Our directors are also subject to our insider trading policy and an additional policy prohibiting hedging and pledging transactions. See “—Compensation Discussion and Analysis—Stock Ownership Guidelines and Other Policies.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No executive officer has served on the Board of Directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or compensation committee. None of the members of the compensation committee is or has ever been a Verint officer or employee. During FYE 20, no member of the compensation committee had any direct or indirect material interest in a transaction or business relationship with us that would require disclosure under the rules of the SEC relating to disclosure of related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of April 27, 2020 (the “Reference Date”) by:

•	each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our common stock as of the Reference Date;

•	each member of our Board and each of our named executive officers; and

•	all members of our Board and our executive officers as a group.
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any equity security.

•	A person is deemed to be the beneficial owner of securities that he or she has the right to acquire within 60 days from the Reference Date through the exercise of any option, warrant, or right.

•
Shares of our common stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the ownership percentage of any other person.

•	The amounts and percentages are based upon 64,525,660 shares of common stock outstanding as of the Reference Date.

•	The foregoing outstanding share number includes employee equity awards that have been settled but excludes awards that are vested but not yet delivered (if any).

•	The table below, however, includes awards that have vested or will vest within 60 days of the Reference Date even if the underlying shares have not yet been delivered.

Name of Beneficial Owner	Class	Number of Shares Beneficially Owned (1)		Percentage of Total Shares Outstanding

Principal Stockholders:

The Vanguard Group, Inc.	Common	6,873,326	(2)	10.7%
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	Common	4,904,623	(3)	7.6%
55 East 52nd Street
New York, NY 10055

Clal Insurance Enterprises Holdings Ltd.	Common	3,271,013	(4)	5.1%
36 Raul Walenberg St.
Tel Aviv 66180 Israel

Directors and Executive Officers:
Dan Bodner	Common	676,737	(5)	1.0%
Douglas Robinson	Common	167,816	(6)	*
Peter Fante	Common	19,504	(7)	*
Elan Moriah	Common	73,381	(8)	*
John Egan	Common	32,330		*
Stephen Gold	Common	5,007		*
Penelope Herscher	Common	8,701		*
William Kurtz	Common	12,893		*
Andrew Miller	Common	685		*
Richard Nottenburg	Common	6,163		*
Howard Safir	Common	28,700		*
Earl Shanks	Common	34,412		*

All executive officers and directors as a group (twelve persons)		1,066,329		1.7%
* Less than 1%.

(1)
Unless otherwise indicated and except pursuant to applicable community property laws, to our knowledge, each person or entity listed in the table above has sole voting and investment power with respect to all shares listed as owned by such person or entity.

(2)
As reported in the Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole voting power over 136,208 shares of Verint common stock, shared voting power over 12,734 shares of Verint common stock, sole dispositive power over 6,733,164 shares of Verint common stock, and shared dispositive power over 140,162 shares of Verint common stock.

(3)
As reported in the Schedule 13G filed with the SEC on February 6, 2020 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power over 4,765,539 shares of Verint common stock, and sole dispositive power over 4,904,623 shares of Verint common stock.

(4)
As reported in the Schedule 13G filed with the SEC on April 6, 2020 by Clal Insurance Enterprises Holdings Ltd. (“Clal”), Clal has shared voting and dispositive power over 3,271,013 shares of Verint common stock, 64,550 shares of which are beneficially held for its own account, and 3,206,463 shares of which are held for members of the public through, among others, provident funds and/or pension funds and/or insurance policies, which are managed by subsidiaries of Clal, which subsidiaries operate under independent management and make independent voting and investment decisions.

(5)	Mr. Bodner beneficially owns 674,685 fully vested shares of Verint common stock and 2,052 restricted stock units which will vest within 60 days of the Reference Date.

(6)	Mr. Robinson beneficially owns 167,313 fully vested shares of Verint common stock and 503 restricted stock units which will vest within 60 days of the Reference Date.

(7)	Mr. Fante beneficially owns 19,273 shares of Verint common stock and 231 restricted stock units which will vest within 60 days of the Reference Date

(8)	Mr. Moriah beneficially owns 72,781 fully vested shares of Verint common stock and 600 restricted stock units which will vest within 60 days of the Reference Date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Under our audit committee charter, all related-party transactions (as described in Item 404 of Regulation S-K and relevant SEC and stock exchange rules) other than director and officer compensation arrangements approved by the full Board or the compensation committee must be approved in advance by our audit committee. In addition to the requirements of our audit committee charter, we have a written policy regarding the approval of related-party transactions. Such policy provides that any related-party transaction, which includes any financial transaction, arrangement, or relationship between us and a related party, or any series of similar transactions, arrangements, or relationships between us and a related party, where the aggregate amount involved will or is expected to exceed $120,000 in any fiscal year and the related party has or will have a direct or indirect material interest, must be described in writing and submitted to our Chief Compliance Officer prior to the transaction. Such proposed related-party transaction must be reviewed by our Chief Compliance Officer and/or Chief Financial Officer and must be submitted to our audit committee for its review and approval. Our Chief Compliance Officer, Chief Financial Officer, and audit committee will consider several factors in their review, including the fairness of the terms of the transaction, the role of the related party in the transaction, and whether the transaction could have an effect on the status of any director or director nominees as an independent director under applicable rules. The audit committee has reviewed and approved all of the agreements and transactions referred to in this section, other than the Apax Investment agreements, which were entered into prior to the time Apax became an affiliate and were approved by the full Board.
The following summarizes arrangements that were in effect during FYE 20.
APAX Investment
On December 4, 2019, we entered into an Investment Agreement (the “Investment Agreement”) with Valor Parent LP (the “Investor”), an affiliate of Apax Partners L.P., whereby, subject to certain closing conditions including the receipt of required regulatory and government approvals, the Investor agreed to purchase in a private placement an aggregate of up to $400,000,000 of new preferred stock of the Company, as follows:

•
On May 7, 2020 (the “Series A Closing Date”), the Investor purchased a total of 200,000 shares of the Company’s Series A Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) at a purchase price of $1,000 per share (the “Series A Private Placement”).

•
The Investor will purchase up to 200,000 shares of the Company’s Series B Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”) at a purchase price of $1,000 per share (the “Series B Private Placement” and together with the Series A Private Placement, the “Private Placements”). The closing of the Series B Private Placement is contingent upon completion of the Spin-Off, the respective enterprise values of the Company’s Customer Engagement Solutions business and Cyber Intelligence Solutions business at the time of the Spin-Off being above a specified floor as set forth in the Investment Agreement as well as satisfaction or waiver of certain customary closing conditions. Closing of the Series B Private Placement is expected to be shortly following consummation of the Spin-Off and determination of the relative enterprise values of the two businesses (the “Series B Closing Date” and together with the Series A Closing Date, as applicable, the “Applicable Closing Date”).

Each of the rights, preferences and privileges of the Series A Preferred Stock and Series B Preferred Stock are set forth in separate certificates of designation, which have been or, in the case of the Series B Preferred Stock, will be filed with the Secretary of State of the State of Delaware on the Applicable Closing Date. The Certificate of Designation for the Series A Preferred Stock (the “Series A Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on the Series A Closing Date and was filed as an exhibit to that certain Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2020. The form of Certificate of Designation for the Series B Preferred Stock (the “Series B Certificate of Designation,” and together with the Series A Certificate of Designation, the “Certificate of Designation”) is attached as Exhibit B to the Investment Agreement.
The Preferred Stock will rank senior to the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Preferred Stock will have a liquidation preference of $1,000 per share. Holders of Preferred Stock will be entitled to a cumulative dividend at a rate of 5.20% per annum until the 48-month anniversary of the Series A Closing Date and thereafter at a rate of 4.00% per annum, subject in each case to adjustment under certain circumstances. Dividends on the Preferred

Stock will be cumulative and payable semi-annually in arrears in cash, as set forth in the applicable Certificate of Designation. All dividends that are not paid in cash will remain accumulated dividends with respect to each share of Preferred Stock. The applicable dividend rate is subject to increase (i) to 6.00% per annum in the event the number of shares of Common Stock into which the Preferred Stock could be converted exceeds 19.9% of the voting power of outstanding Common Stock on the Series A Closing Date (unless the Company obtains stockholder approval of the issuance of Common Stock upon conversion of the Preferred Stock) and (ii) by 1.00% each year, up to a maximum dividend rate of 10.00% per annum, in the event the Company fails to satisfy its obligations to redeem the Preferred Stock in specified circumstances.
The Series A Preferred Stock will be convertible into Common Stock at the election of the holder at any time at an initial conversion price of $53.50, which represents a 17.1% premium over the volume-weighted average price per share (“VWAP”) of the Common Stock over the 45 consecutive trading days immediately prior to December 4, 2019. Assuming completion of the Spin-Off, the Series A Preferred Stock will not participate in the distribution of the shares of the company holding the Company’s cyber intelligence business in connection with the Spin-Off, and instead, the conversion price will be adjusted based on the ratio of the trading prices of the two companies over a short period following the Spin-Off, subject to a collar. The Series B Preferred Stock will be convertible into Common Stock at the election of the holder at any time at a conversion price that is 100% of the average of the VWAP of the Common Stock for the 20 consecutive trading days immediately following the consummation of the Spin-Off (in each case subject to adjustment pursuant to the applicable Certificate of Designation), subject to a collar on the minimum and maximum enterprise value of the Company post consummation of the Spin-Off. At any time after 36 months following the Applicable Closing Date, the Company will have the option to require that all (but not less than all) of the then-outstanding shares of Preferred Stock of the series convert into Common Stock if the VWAP of the Common Stock for at least 30 trading days in any 45 consecutive trading day period (including the last five consecutive trading days in such period) exceeds 175% of the then-applicable conversion price of such series (a “Mandatory Conversion”).
The Company may redeem any or all of the Preferred Stock of a series for cash at any time after the 72-month anniversary of the Applicable Closing Date at a redemption price equal to 100% of the liquidation preference of the shares of such series, plus any accrued and unpaid dividends to, but excluding, the redemption date, plus the make-whole amount designed to allow the Investor to earn a total 8.00% internal rate of return on such shares. At any time after the 102-month anniversary of the Applicable Closing Date, the holders of the applicable series of Preferred Stock shall have the right to cause the Company to redeem all of the outstanding shares of Preferred Stock of such series for cash at a redemption price equal to 100% of the liquidation preference of the shares of such series, plus any accrued and unpaid dividends to, but excluding, the redemption date. Upon the occurrence of a Change of Control Triggering Event (as defined in the Certificates of Designation), the Company is also required to redeem all of the outstanding shares of Preferred Stock for cash at a redemption price equal to 100% of the liquidation preference of the shares of such series, plus any accrued and unpaid dividends to, but excluding, the redemption date.
Voting Rights
The Certificates of Designation provide that holders of the Preferred Stock shall have the right to vote on matters submitted to a vote of the holders of Common Stock on an as-converted basis unless required by applicable law, but in no event will the holders of Preferred Stock have the right to vote shares of Preferred Stock on as as-converted basis in excess of 19.9% of the voting power of the Common Stock outstanding immediately prior to the date of the Investment Agreement.
Restrictions on Transfer
The Investor has agreed to restrictions on its ability to dispose of shares of the Preferred Stock until the earlier to occur of (1) the 36-month anniversary of the Series A Closing Date or (2) the 24-month anniversary of the consummation of the Spin-Off (the “Preferred Stock Restricted Period”). Following the Preferred Stock Restricted Period, the Preferred Stock may not be sold or transferred without the prior written consent of the Company (which consent will not be unreasonably withheld or delayed). The Investor has also agreed to restrictions on its ability to dispose of the Common Stock issued upon conversion of the Preferred Stock until the earlier to occur of (1) the 12-month anniversary of consummation of the Spin-Off or (2) the 24-month anniversary of the Series A Closing Date. These restrictions do not apply to, among other exceptions, certain transfers to one or more permitted co-investors or transfers or pledges of the Preferred Stock or Common Stock pursuant to the terms of specified margin loans to be entered into by the Investor as well as transfers effected pursuant to a merger, consolidation or similar transaction consummated by the Company and transfers that are approved by the Board.

Board Representation
Pursuant to the Investment Agreement, the Company increased the size of its Board to ten directors in connection with the closing of the Series A investment and appointed Jason Wright as the individual designated by Apax (the “Apax Designee”) to the Board for a term expiring at the 2020 Annual Meeting. In connection with the 2020 Annual Meeting, the Board has nominated the Apax Designee for election as a director with a term expiring at the subsequent annual meeting of the Company’s stockholders. Upon the Series B Closing Date, the Company has agreed to increase the size of the Board (if necessary) and cause another individual that is mutually agreed between Apax and the Company, and who is confirmed by our corporate governance & nominating committee to qualify as an “Independent Director” as defined in such committee’s charter, to be elected to the Board no later than 90 days following the Series B Closing Date (the “Independent Designee”).
So long as the Investor beneficially owns shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock that represent, in the aggregate and on an as-converted basis, at least 75% of the shares of Common Stock (on an as-converted basis) originally issued at the time of the Series A Closing Date and Series B Closing Date, as applicable, then the Investor will continue to have the right to designate the Apax Designee and to agree with the Company regarding the Independent Designee. So long as the Investor beneficially owns shares of Preferred Stock and/or shares of Common Stock issued upon conversion of the shares of Preferred Stock that represent, in the aggregate and on an as-converted basis, at least 66 2/3% of the shares of Common Stock (on an as-converted basis) originally issued at the time of the Series A Closing Date and Series B Closing Date, as applicable, then the Investor will continue to have the right to designate the Apax Designee.
Preemptive Rights
Under the Investment Agreement, so long as the Investor beneficially owns shares of (i) each series of Preferred Stock that represent at least 66 2/3% of the shares of Preferred Stock of such series originally issued at the time of the Series A Closing Date and Series B Closing Date, as applicable, or (ii) if as a result of a Mandatory Conversion such threshold is not met, Common Stock that represents at least 66 2/3% of the shares issuable upon conversion of the Preferred Stock on the Applicable Closing Date, subject to customary exceptions, the Company is required to give the Investor notice of any proposed issuance by the Company of any shares of Common Stock or preferred stock, or any shares convertible into or exchangeable for such shares, no less than five business days prior to the proposed date of issuance. The Investor is then entitled to purchase up to its pro rata share of the securities the Company proposes to issue, at the same price and on the same terms as those disclosed in the notice.
Standstill Restrictions
The Investor will be subject to certain standstill restrictions, including that its affiliates will be restricted from acquiring additional securities of the Company, until the later of (1) 90 days following the date no Apax Designees serve on the Board and the Investor has no rights (or has irrevocably waived its rights) to designate directors for election to the Board and (2) the 24-month anniversary of the latest Applicable Closing Date.
Registration Rights
The Investor will have certain customary registration rights with respect to the Common Stock issuable upon conversion of the Preferred Stock pursuant to the terms of a registration rights agreement, a form of which is attached as Exhibit C to the Investment Agreement.
The foregoing description of the terms of the Preferred Stock, the Investment Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement and the exhibits thereto, which was included as Exhibit 10.1 to that certain Current Report on Form 8-K/A, which was filed with the SEC on December 5, 2019, and is incorporated herein by reference.
CTI Merger Agreement
On August 12, 2012, we entered into an agreement and plan of merger (the “CTI Merger Agreement”) with our former majority stockholder, Comverse Technology, Inc. (“CTI”), providing for our acquisition of CTI (the “CTI Merger”). The CTI Merger was completed on February 4, 2013.
Comverse Share Distribution Agreement
On October 31, 2012, prior to the closing of the CTI Merger, CTI completed the Comverse share distribution in which it distributed all of the outstanding shares of common stock of its former subsidiary, Comverse, Inc., to CTI’s stockholders. As a result of the Comverse share distribution, Comverse, Inc. became an independent company and ceased to be a wholly owned subsidiary of CTI. As of February 28, 2017, Mavenir Inc. became successor-in-interest to Comverse, Inc.
In connection with the Comverse share distribution, Comverse and CTI entered into a Distribution Agreement, dated as of October 31, 2012 (the “Distribution Agreement”). We were a third-party beneficiary of that agreement and assumed CTI’s rights and obligations under that agreement in connection with the CTI Merger. The Distribution Agreement sets forth the agreement between CTI and Comverse regarding the principal transactions necessary to separate Comverse from CTI. It also sets forth other agreements that govern certain aspects of CTI’s relationship with Comverse following the completion of the Comverse share distribution and provides certain indemnities to CTI and its affiliates (including us) related to the CTI Merger Agreement, the Comverse share distribution and the Comverse business.
Comverse agreed to broad releases pursuant to which it released CTI and its affiliates, successors and assigns from, and indemnified and held harmless all such persons against and from, any claims against any of them arising out of or relating to the management of Comverse’s business, certain events that took place prior to the Comverse share distribution, the Comverse share distribution, the terms of the Distribution Agreement and the other agreements entered into in connection with the Comverse share distribution, Comverse’s post-share distribution certificate of incorporation and bylaws, and any other decision made or action taken relating to Comverse. The releases did not extend to obligations or liabilities under any agreements between CTI and Comverse that remained in effect following the Comverse share distribution.
CTI and Comverse also agreed to indemnify each other and each of their respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives, against certain liabilities in connection with their respective businesses and any breach by such party of the Distribution Agreement. These respective indemnity obligations under the Distribution Agreement are not subject to time limitation.
In addition, Comverse agreed to indemnify CTI and its affiliates (including us) against certain losses that may arise as a result of the CTI Merger and the Comverse share distribution. Certain of these indemnification obligations are capped at $25.0 million and certain are uncapped. Specifically, the capped indemnification obligations include indemnifying us against losses stemming from breaches by CTI of representations, warranties and covenants made to us in the CTI Merger Agreement and for any liabilities of CTI that were known by CTI but not included on the net worth statement delivered to us at the closing of the CTI Merger. Comverse’s uncapped indemnification obligations include indemnifying us against liabilities relating to Comverse’s business; claims by any stockholder or creditor of CTI related to the Comverse share distribution, the CTI Merger or related transactions or disclosure documents; certain claims made by employees or former employees of CTI and any claims made by employees and former employees of Comverse; any failure by Comverse to perform under any of the agreements entered into in connection with the Comverse share distribution; claims related to CTI’s ownership or operation of Comverse; claims related to the disposition of CTI’s ownership interest in Starhome B.V.; certain retained liabilities of CTI that were not reflected on or reserved against on the net worth statement delivered to us by CTI at the closing of the CTI Merger; and claims arising out of the exercise of appraisal rights by a CTI stockholder in connection with the Comverse share distribution. Comverse also assumed all pre-Comverse share distribution tax obligations of each of Comverse and CTI.

AUDIT MATTERS
Audit Committee Pre-Approval Procedures
The audit committee of our Board is directly responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with the audit committee’s charter, it must approve, in advance of the service, all audit and permissible non-audit services to be provided by our independent registered public accounting firm and establish policies and procedures for the engagement of the outside auditor to provide audit and permissible non-audit services. Our independent registered public accounting firm may not be retained to perform non-audit services specified in Section 10A(g) of the Exchange Act.
The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.
The audit committee appointed Deloitte & Touche LLP as our auditors for FYE 20 and FYE 19. Deloitte & Touche LLP has advised the audit committee that they are independent accountants with respect to Verint, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, and federal securities laws administered by the SEC.
In conjunction with our management, the audit committee regularly reviews the services and fees from our independent registered public accounting firm. Our audit committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of Deloitte & Touche LLP.
In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during FYE 20 and FYE 19. Our audit committee has determined that these services did not impair Deloitte & Touche LLP’s independence from Verint.
Fees of Independent Registered Public Accountants
During FYE 20 and FYE 19, we retained Deloitte & Touche LLP to provide professional services in the following categories and amounts:

	Year Ended January 31,
(in thousands)	2020	2019
Audit fees (1)	$3,921	$4,155
Audit-related fees (2)	35	25
Tax fees (3)	32	4
All other fees (4)	—	54
Total fees	$3,988	$4,238
(1) “Audit fees” include fees for audit services principally related to the year-end audit and the quarterly reviews of our consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with our acquisitions, and statutory audit fees.
(2) “Audit-related fees” include fees which are for assurance and related services other than those included in Audit fees.
(3) “Tax fees” include fees for tax compliance and advice.
(4) “All other fees” include fees for all other non-audit services.

REPORT OF THE AUDIT COMMITTEE
Role of the Audit Committee
The primary purpose of the audit committee is to assist the Board in its general oversight of Verint’s financial reporting process, including its internal controls and audit functions, as well as oversight of the Code of Conduct for all employees. The responsibilities of the audit committee are more fully described in its charter, which can be found on our website at https://www.verint.com/investor-relations/corporate-governance/corporate-governance-policies/index.html. One of the audit committee’s key responsibilities, as reflected in its charter, is to select, compensate, evaluate, and, when appropriate, replace Verint’s independent registered public accounting firm. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.
Review of Verint’s Audited Financial Statements for FYE 20
Management is primarily responsible for the preparation, presentation, and integrity of Verint’s financial statements. The audit committee reviews Verint’s financial statements on a quarterly and annual basis, and in connection with these reviews, it discusses Verint’s financial statements with management and the independent registered public accounting firm. The audit committee has reviewed Verint’s audited financial statements for FYE 20 and discussed them with management. In March 2020, the audit committee reviewed Verint’s audited financial statements and footnotes for inclusion in Verint’s Annual Report on Form 10-K for FYE 20. Based on this review and prior discussions with management and the independent registered public accountants as described below, the audit committee recommended to the Board that Verint’s audited financial statements be included in its Annual Report on Form 10-K for FYE 20 for filing with the SEC.
Review and Discussions with the Independent Registered Public Accounting Firm
Verint’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements of Verint, expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP is also responsible for performing a review of Verint’s quarterly financial results, which are published in our earnings releases and Forms 10-Q.
The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, regarding the independent registered public accounting firm’s judgments about the quality of Verint’s accounting principles as applied in its financial reporting. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB and has discussed with Deloitte & Touche LLP its independence, including considering whether the independent registered public accounting firm’s provision of non-audit services to Verint is compatible with the independent registered public accounting firm’s independence.
The audit committee discussed with Verint’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee met with the independent registered public accounting firm to discuss the results of its audits, the evaluations of Verint’s internal controls, and the overall quality of Verint’s financial reporting. The audit committee also met in private sessions with the independent registered public accounting firm at certain of its meetings, without management present, to discuss financial management, accounting, and internal control issues.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the period ended January 31, 2020, for filing with the SEC.

Audit Committee:

William Kurtz, Chair
Stephen Gold
Andrew Miller
Howard Safir
Earl Shanks

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
Proposals which stockholders desire to have included in our proxy statement for the 2021 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Corporate Secretary and received by us not later than the close of business on January 8, 2021. Such proposals must be addressed to Verint Systems Inc., at 175 Broadhollow Road, Melville, New York 11747, and should be submitted to the attention of our Corporate Secretary by certified mail, return receipt requested. SEC rules establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2021 Annual Meeting of Stockholders is March 24, 2021. Our proxy related to the 2021 Annual Meeting may give discretionary authority to the proxy holders to vote with respect to all such proposals received by us.
The requirements found in our Amended and Restated By-laws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.
In accordance with our Amended and Restated By-laws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2021 Annual Meeting of Stockholders only if our Corporate Secretary receives written notice of any such nominations no earlier than February 18, 2021 and no later than March 20, 2021. Any stockholder notice of intention to nominate a director shall include:

•	as to the nominee:

•	the name, age, business address and residential address of such person;

•	the principal occupation or employment of such person;

•	the class, series and number of our securities that are owned of record or beneficially by such person;

•	the date or dates the securities were acquired and the investment intent of each acquisition;

•
any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation);

•
any other information relating to such person that the Board or any nominating committee of the Board reviews in considering any person for nomination as a director, as will be provided by our Corporate Secretary upon request; and

•	as to the stockholder giving the notice and any Stockholder Associate (as such term is defined below):

•	the name and address of the stockholder, as they appear on our stock ledger, and, if different, the current name and address of the stockholder, and the name and address of any Stockholder Associate;

•
a representation that at least one of these persons is a holder of record or beneficially of our securities entitled to vote at the meeting and intends to remain so through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the stockholder’s notice;

•	the class, series and number of our securities that are owned of record or beneficially by each of these persons as of the date of the stockholder’s notice;

•	a description of any material relationships, including legal, financial and/or compensatory, among the stockholder giving the notice, any Stockholder Associate and the proposed nominee(s);

•	a description of any derivative positions related to any class or series of our securities owned of record or beneficially by the stockholder or any Stockholder Associate;

•
a description of whether and the extent to which any hedging, swap or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of securities) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associate with respect to any of our securities; and

•
a representation that after the date of the stockholder’s notice and until the date of the annual meeting each of these persons will provide written notice to our Corporate Secretary as soon as practicable following a change in the number of our securities held as described immediately above that equals 1% or more of our then-outstanding shares, and/or entry, termination, amendment or modification of the agreements, arrangements or understanding described immediately above that results in a change that equals 1% or more of our then-outstanding shares or in the economic interests underlying these agreements, arrangements or understanding;

•
a representation as to whether the stockholder giving notice and any Stockholder Associate intends, or intends to be part of a group that intends: (A) to deliver a proxy statement and/or form of proxy to stockholders; and/or (B) otherwise to solicit proxies from stockholders in support of the proposed nominee; and

•
a written consent of each proposed nominee to serve as a director of Verint, if elected, and a representation that the proposed nominee (A) does not or will not have any undisclosed voting commitments or other arrangements with respect to his or her actions as a director; and (B) will comply with our By-laws and all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

For purposes of the notice, a “Stockholder Associate” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, the stockholder; (2) any beneficial owner of securities of Verint owned of record or beneficially by the stockholder; and (3) any person controlling, controlled by or under common control with the Stockholder Associate.
At the request of the Board, any person nominated by the Board for election as a director must furnish to our Corporate Secretary that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or such other information as it may reasonably require to determine the eligibility of such nominee to serve as a director.
However, if the number of directors to be elected at the Annual Meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the Board by at least January 28, 2021, then a stockholder’s notice will be considered timely with respect to nominees for the new positions created by the increase if it is received by our Corporate Secretary no later than the close of business on the tenth calendar day after we make such public announcement.

SOLICITATION OF PROXIES
We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers, and employees by personal interview or telephone. Such directors, officers, and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we may reimburse such brokerage houses, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

HOUSEHOLDING

We are permitted to send a single set of proxy materials to stockholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you are the beneficial owner, but not the record holder, of Verint shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other stockholders sharing an address notify your nominee that you want to receive separate copies. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, either now or in the future, should submit this request by writing to our Secretary at Verint Systems Inc., Attn: Corporate Secretary, 175 Broadhollow Road, Melville, New York 11747, or calling our Investor Relations department at 631-962-9600, and they will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

ANNUAL REPORT
Our Annual Report on Form 10-K for the year ended January 31, 2020, was filed with the SEC on March 31, 2020, and such Form 10-K is being sent to stockholders on or about May 8, 2020. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to Verint Systems Inc., Attn: Corporate Secretary, 175 Broadhollow Road, Melville, New York 11747. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Jonathan Kohl
Senior Vice President, General Counsel, and Corporate Secretary
Melville, New York
May 8, 2020

APPENDIX A

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
This proxy statement contains non-GAAP financial measures and non-GAAP forward looking statements. The tables below reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

(in thousands)	Year Ended January 31, 2020

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$1,303,634
Revenue adjustments	32,383
Non-GAAP Revenue	$1,336,017

Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income

GAAP operating income	$87,856
Revenue adjustments	32,383
Amortization of acquired technology	23,984
Amortization of other acquired intangible assets	31,458
Stock-based compensation expenses	82,698
Acquisition expenses, net	10,936
Restructuring expenses	6,569
Separation expenses	5,288
Other adjustments	10,137
Non-GAAP operating income	$291,309

Table of Reconciliation from GAAP Cash Flow from Operating Activities to Non-GAAP Operating Cash Flow

GAAP cash flow from operating activities	$237,904
Net interest expense paid	16,200
Non-recurring payments (primarily cash paid for transaction costs associated with business acquisitions)	17,500
Other non-recurring cash outflows	5,500
Non-GAAP operating cash flow	$277,104

	Year Ended January 31,
(in thousands)	2020	2019
GAAP to Non-GAAP Customer Engagement Revenue and Cloud Metrics

Table of Reconciliation from GAAP Software (includes cloud and support) and Professional Services Revenue to Non-GAAP Software (includes cloud and support) and Professional Services Revenue

Software (includes cloud and support) revenue - GAAP	$714,260	$661,796
Perpetual revenue - GAAP	179,882	196,125
Cloud revenue - GAAP	215,827	150,743
Support revenue - GAAP	318,551	314,928
Professional services revenue - GAAP	$132,265	$134,491
Total revenue - GAAP	$846,525	$796,287

Estimated software (includes cloud and support) revenue adjustments	$26,675	$15,059
Estimated perpetual revenue adjustments	—	—
Estimated cloud revenue adjustments	26,346	14,690
Estimated support revenue adjustments	329	369
Estimated professional services revenue adjustments	—	—
Total estimated revenue adjustments	$26,675	$15,059

Software (includes cloud and support) revenue - non-GAAP	$740,935	$676,855
Perpetual revenue - non-GAAP	179,882	196,125
Cloud revenue - non-GAAP	242,173	165,433
Support revenue - non-GAAP	318,880	315,297
Professional services revenue - non-GAAP	$132,265	$134,491
Total revenue - non-GAAP	$873,200	$811,346

Table of New SaaS ACV

New SaaS ACV	$49,710	$29,069
New SaaS ACV Growth YoY	71.0%	57.6%

GAAP to Non-GAAP Cyber Intelligence Metrics

Table of Reconciliation from GAAP Estimated Fully Allocated Gross Profit and Gross Margin to Non-GAAP Estimated Fully Allocated Gross Profit and Gross Margin
Segment products costs	$83,291	$90,553
Segment service expenses	70,768	70,228
Amortization of acquired technology	2,406	7,418
Stock-based compensation expenses	1,866	1,308
Shared support expenses allocation	5,404	4,514
Total GAAP estimated fully allocated cost of revenue	163,735	174,021
GAAP estimated fully allocated gross profit	293,374	259,439
GAAP estimated fully allocated gross margin	64.2%	59.9%
Revenue adjustments	5,708	293
Amortization of acquired technology	2,406	7,418
Stock-based compensation expenses	1,866	1,308
Acquisition expenses, net	43	121
Restructuring expenses	877	523
Non-GAAP estimated fully allocated gross profit	$304,274	$269,102
Non-GAAP estimated fully allocated gross margin	65.7%	62.0%

(in thousands)	Two Years Ended January 31, 2020

Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP Revenue	$2,533,381
Revenue adjustments	47,735
Non-GAAP Revenue	$2,581,116

Table of Reconciliation from GAAP Net Income Attributable to Verint Systems Inc. to Adjusted EBITDA

GAAP net income attributable to Verint Systems Inc.	$94,675
Net income attributable to noncontrolling interest	11,228
Provision for income taxes	25,162
Other expense, net	71,026
Depreciation and amortization	175,025
Revenue adjustments	47,735
Stock-based compensation expenses	149,355
Acquisition expenses, net	20,863
Restructuring expenses	11,511
Separation expenses	5,598
Other adjustments	9,194
Adjusted EBITDA	$621,372

FORM OF PROXY CARD

VERINT

VERINT SYSTEMS INC.
C/O BROADRIDGE FINANCIAL SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 17, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/VRNT2020

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 17, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Dan Bodner	02) John Egan	03) Stephen Gold	04) Penelope Herscher	05) William Kurtz
06) Andrew Miller	07) Richard Nottenburg	08) Howard Safir	09) Earl Shanks	10) Jason Wright

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the year ending January 31, 2021.	☐	☐	☐
3	To approve, on a non-binding, advisory basis, the compensation of the named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

NOTE: To transact such other business as may properly come before the 2020 Annual Meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000468948_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Verint Systems Inc. Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the Year Ended January 31, 2020 are available at www.proxyvote.com

VERINT SYSTEMS INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 18, 2020

The undersigned hereby appoints Dan Bodner, our Chief Executive Officer, Douglas Robinson, our Chief Financial Officer, and Peter Fante, our Chief Administrative Officer, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned and to vote all of the shares of stock in Verint Systems Inc. (the "Company") which the undersigned is entitled to vote at the 2020 Annual Meeting of Stockholders of the Company to be held via a virtual on-line platform accessible at www.virtualshareholdermeeting.com/VRNT2020, at 11:00 a.m. Eastern Time on June 18, 2020, and any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. This proxy revokes all previous proxies.

Please specify your choices by marking the boxes. It is important that your shares are represented at this meeting, whether or not you attend the virtual meeting. Therefore, please complete this proxy card and mail it in the enclosed return envelope. If you are a stockholder of record and you sign, date, and return your proxy card without making specific choices, the persons named as proxies above will vote your shares in accordance with the recommendations of the board of directors.

The shares represented hereby shall be voted as specified. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND "FOR" PROPOSALS 2 and 3. Whether or not you are able to attend the virtual meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

0000468948_2 R1.0.1.18